SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

FULTON FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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	2)	Aggregate number of securities to which transaction applies:

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[ ]	Fee paid previously with preliminary materials:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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P.O. Box 4887
One Penn Square
Lancaster, Pennsylvania 17604

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
TUESDAY, MAY 5, 2015 AT 10:00 A.M.

TO THE SHAREHOLDERS OF FULTON FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that, pursuant to the call of its directors, the Annual Meeting of the shareholders of FULTON FINANCIAL CORPORATION (“Fulton”) will be held on Tuesday, May 5, 2015, at 10:00 a.m., at the Lancaster Marriott at Penn Square, 25 South Queen Street, Lancaster, Pennsylvania, for the purpose of considering and voting upon the following matters:

1.	ELECTION OF DIRECTORS. The election of eleven (11) directors to serve for one-year terms;

2.	EXECUTIVE COMPENSATION PROPOSAL. A non-binding say on pay (“Say-on-Pay”) resolution to approve the compensation of the named executive officers;

3.	RATIFICATION OF INDEPENDENT AUDITOR. The ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2015; and

4.	OTHER BUSINESS. Such other business as may properly be brought before the meeting and any adjournments thereof.

Only those shareholders of record at the close of business on February 27, 2015, shall be entitled to be given notice of, to attend and to vote at, the meeting. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or, alternatively, if you received paper copies of the Proxy Statement and proxy card, to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope provided. Shareholders attending the Annual Meeting in person may vote in person, even if they have previously voted by proxy.

Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Your Proxy is revocable and may be withdrawn at any time before it is voted at the meeting. You are cordially invited to attend the meeting. If you plan on attending, please RSVP that you will attend using the enclosed postcard.

A copy of Fulton’s Annual Report on Form 10-K is also enclosed.

Sincerely,

Daniel R. Stolzer Corporate Secretary

Enclosures
March 24, 2015

PROXY STATEMENT

Dated and To Be Mailed on or about: March 24, 2015

P.O. Box 4887, One Penn Square
Lancaster, Pennsylvania 17604
(717) 291-2411

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2015 AT 10:00 A.M.

x

ANNUAL MEETING SUMMARY

The annual meeting of the shareholders of Fulton (the “Annual Meeting”) for 2015 will be held on Tuesday, May 5, 2015, at 10:00 a.m., at the Lancaster Marriott at Penn Square, 25 South Queen Street, Lancaster, Pennsylvania. The Board of Directors has approved an agenda consisting of four items for the Annual Meeting, as described in the meeting notice and in more detail herein.

The Board of Directors recommends that shareholders vote FOR the election of the eleven (11) director nominees identified in this Proxy Statement, FOR the approval of the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers and FOR the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2015. Fulton encourages you to vote your shares in advance of the Annual Meeting either by voting via the Internet (www.proxyvote.com), voting by telephone (see instructions on the enclosed Proxy Card) or, if you received paper copies of the Proxy Statement and proxy card, by returning your proxy card by mail so that your shares will be represented and voted at the Annual Meeting if you cannot attend in person and are eligible to vote.

Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Please see the Internet and telephone voting instructions on the proxy card for more details.

If you would like to reduce the costs incurred by Fulton in mailing proxy material, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please go to www.proxyvote.com and have your proxy card in hand when you access the website, then follow the instructions at www.proxyvote.com to obtain your records and to create an electronic voting instruction form. Follow the instructions for voting by Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

GENERAL

Introduction

Fulton Financial Corporation, a Pennsylvania business corporation and registered financial holding company, was organized pursuant to a plan of reorganization adopted by Fulton Bank and implemented on June 30, 1982. On that date, Fulton Bank became a wholly owned subsidiary of Fulton, and the shareholders of Fulton Bank became shareholders of Fulton. Since that time, Fulton has acquired other banks, Fulton Bank adopted a national charter, and today Fulton owns the following community banks: FNB Bank, N.A., Fulton Bank, N.A., Fulton Bank of New Jersey, Lafayette Ambassador Bank, Swineford National Bank and The Columbia Bank.

In addition, Fulton has several other direct subsidiaries, including: Fulton Insurance Services Group, Inc. (which operates an insurance agency selling life insurance and related insurance products); Fulton Financial Realty Company (which owns or leases certain properties on which branch and operational facilities are located); Fulton Reinsurance Company, Ltd. (which reinsures credit life, health and accident insurance that is directly related to extensions of credit by subsidiary banks of Fulton); Central Pennsylvania Financial Corp. (which owns, directly or indirectly, certain limited partnership interests, principally in low- to moderate-income and elderly housing projects); and FFC Management, Inc. (which holds certain investment securities and corporate-owned life insurance policies).

RSVP, Date, Time and Place of Meeting

The Annual Meeting will be held on Tuesday, May 5, 2015, at 10:00 a.m., at the Lancaster Marriott at Penn Square, 25 South Queen Street, Lancaster, Pennsylvania.

You are cordially invited to attend the Annual Meeting. In order for Fulton to plan and prepare for the proper number of shareholders, if you plan on attending, please RSVP and confirm that you will attend by completing and returning the postcard enclosed. Light refreshments will be available starting at 9:00 a.m., and the business meeting will start promptly at 10:00 a.m. Shareholders are encouraged to arrive early. Public parking is available in downtown Lancaster. For a list of parking locations, please consult the Lancaster Parking Authority website at www.lancasterparkingauthority.com, or consult the information in the Annual Meeting Invitation and Reservation Form.

Each shareholder may be asked to present valid picture identification, such as a driver’s license, and proof of share ownership, such as a copy of a brokerage statement or a copy of your ballot. Large bags, cameras, cell phones, recording devices and other electronic devices will not be permitted at the Annual Meeting, and individuals not complying with this request are subject to dismissal from the Annual Meeting. In the event of an adjournment, postponement or emergency that may change the Annual Meeting’s time, date, or location, Fulton will make an announcement, issue a press release or post information at www.fult.com to notify shareholders as appropriate. The information on our website is not part of this Proxy Statement. References to Fulton’s website in this Proxy Statement are intended to serve as inactive textual references only.

This Proxy Statement relates to the Annual Meeting of shareholders to be held on Tuesday, May 5, 2015 at 10:00 a.m. Attendance at the Annual Meeting will be limited to shareholders of record at the close of business on February 27, 2015 (the “Record Date”), their authorized representatives and guests of Fulton.

Shareholders Entitled to Vote and Attend Meeting

Only those shareholders of record as of the Record Date shall be entitled to receive notice of, attend, and vote at, the Annual Meeting.

Purpose of Meeting

Fulton shareholders will be asked to consider and vote upon the following matters at the Annual Meeting: (i) the election of eleven (11) directors to serve for one-year terms; (ii) the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers; (iii) the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2015; and (iv) such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Fulton for use at the Annual Meeting to be held at 10:00 a.m. on Tuesday, May 5, 2015, and any adjournments or postponements thereof. Fulton is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by mail, telephone or by electronic communication by Fulton’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Fulton has engaged Laurel Hill Advisory Group, LLC, to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The fee for such services is estimated at $7,000, plus reimbursement for reasonable research, distribution and mailing costs.

Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Fulton will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

Revocability and Voting of Proxies

The execution and return of the enclosed proxy card, or voting by another method, will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. A shareholder may revoke any proxy given pursuant to this solicitation by delivering written notice of revocation to the Corporate Secretary or Assistant Corporate Secretary of Fulton, sending a new proxy card at any time before the shares are voted by the proxy at the Annual Meeting, or by voting by another method at any time before the applicable deadline for voting set forth on the proxy card. Unless revoked, any proxy given pursuant to this solicitation will be voted at the Annual Meeting, including any adjournment or postponement thereof, in accordance with the written instructions of the shareholder giving the proxy. In the absence of instructions, all proxies will be voted FOR the election of the eleven (11) director nominees identified in this Proxy Statement, FOR the approval of the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers, and FOR the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending

December 31, 2015. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the Annual Meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of Fulton as permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If you are a registered shareholder of record who holds stock in certificates or book entry with Fulton’s transfer agent and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Shares held for the account of shareholders who participate in the Dividend Reinvestment and Stock Purchase Plan and for the account of employees who participate in the Employee Stock Purchase Plan (the “ESPP”) will be voted in accordance with the instructions of each shareholder as set forth in his or her proxy. If a shareholder who participates in these plans does not return a proxy, the shares held for the shareholder’s account will not be voted.

Shares held for the account of employees of Fulton and its subsidiaries who participate in the Fulton Financial Common Stock Fund of the Fulton Financial Corporation 401(k) Retirement Plan (the “401(k) Plan”), will be voted by Fulton Financial Advisors, a division of Fulton Bank, N.A., as plan trustee (“Plan Trustee”) in accordance with the instructions of each participant as set forth in the separate voting instruction card sent to the participant with respect to such shares. To allow sufficient time for the Plan Trustee to vote, participants’ voting instructions must be received by April 30, 2015.

Each participant in the 401(k) Plan (or the beneficiary of a deceased participant) is entitled to direct the Plan Trustee how to vote shares of common stock of Fulton which are allocated to his or her account under the 401(k) Plan on any matter on which other holders of Fulton’s common stock are entitled to vote. If no direction is given, then the 401(k) Plan shares will not be voted by the Plan Trustee. The Plan Trustee has established procedures that are designed to safeguard the confidentiality of information about each Plan Participant’s purchase, holding, sale and voting of the common stock. If a 401(k) Plan Participant has questions about these procedures or concerns about the confidentiality of this information, please contact the Retirement Plan Administrative Committee and direct the inquiry to Fulton Financial Corporation, Attn: RPAC – Benefits, P.O. Box 4887, One Penn Square, Lancaster, PA 17604.

Voting Shares Held in Street Name

If you hold shares in street name with a bank or broker, it is important that you instruct your bank or broker how to vote your shares if you want your shares to be voted on the election of directors (Proposal 1 of this Proxy Statement) and on the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers (Proposal 2 of this Proxy Statement). If you hold your shares in street name and you do not instruct your bank or broker how to vote your shares in the election of directors or any non-routine matters, such as Proposal 2 of this Proxy Statement, no votes will be cast on your behalf for the election of directors or Proposal 2. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Fulton’s independent auditor (Proposal 3 of this Proxy Statement) and other matters that your bank or broker considers routine. If you hold shares in street name with a bank or broker and you wish to vote your shares in person at the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker authorizing you to vote the shares at the Annual Meeting.

Voting of Shares and Principal Holders Thereof

At the close of business on the Record Date, Fulton had 179,042,922 shares of common stock outstanding and entitled to vote. There is no other class of capital stock outstanding. As of the Record Date 2,696,523 shares of Fulton common stock were held by Fulton Financial Advisors (“FFA”), a division of Fulton Bank, N.A., as the Plan Trustee, or in a fiduciary capacity for fiduciary accounts. The shares held in this manner, in the aggregate, represent approximately 1.5% of the total shares outstanding. Shares that are held in the applicable plan are voted by the beneficiaries. Shares for which FFA serves as a co-fiduciary will be voted by the co-fiduciary, unless the co-fiduciary declines to accept voting responsibility, in which case, FFA will vote to abstain on all proposals. Shares for which FFA serves as sole trustee of a revocable trust, shares for which FFA acts as agent for an investment management account, and shares for which FFA acts as custodian for a custodial account, are voted by the settlor of the revocable trust and the principal of the agency or custodial account unless the governing document provides for FFA to vote the shares, in which case FFA will vote to abstain on all proposals. Shares for which FFA is acting as sole trustee of an irrevocable trust or as guardian of the estate of a minor or an incompetent person are voted by FFA and in such cases, FFA will vote to abstain on all proposals.

The holders of a majority of the outstanding common stock present in person or by proxy at the Annual Meeting constitutes a quorum for the conduct of business. The judge of election will treat shares of Fulton common stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked or designated as casting a vote or abstaining. Likewise, the judge of election will treat shares of common stock represented by broker non-votes as present for purposes of determining a quorum.1

Each share is entitled to one vote on all matters submitted to a vote of the shareholders. A majority of the votes cast at a meeting at which a quorum is present is required in order to approve any matter submitted to a vote of the shareholders, except for the election of directors, or in cases where the vote of a greater number of shares is required by law or under Fulton’s Articles of Incorporation or Bylaws.

In the case of the election of directors, the eleven (11) candidates receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors for terms of one (1) year. The affirmative vote of a majority of the common stock present or represented by proxy and voting at the Annual Meeting is required for approval of the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers and the ratification of Fulton’s independent auditor.

Abstentions and broker non-votes will be counted as shares that are present at the Annual Meeting for determining the presence of a quorum, but will not be counted as votes cast on the election of directors, the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers, or the ratification of Fulton’s independent auditor. Abstentions and broker non-votes will have no effect on the election of directors, the non-binding Say-on-Pay resolution concerning executive compensation, or the ratification of Fulton’s independent auditor, since only votes cast will be counted.

To the knowledge of Fulton, on the Record Date, no person or entity owned of record, or beneficially, more than 5% of the outstanding common stock of Fulton, except those listed on page 13 under “Security Ownership of Directors, Nominees, Management and Certain Beneficial Owners.”

Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on May 5, 2015

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are advising our shareholders that we are furnishing proxy materials (i.e., this Proxy Statement, 2014 Annual Report and proxy card) to some of our shareholders on the Internet at www.proxyvote.com rather than mailing paper copies of the materials to those shareholders. As a result, some of the shareholders will receive a Notice of Internet Availability of Proxy Materials and other shareholders will receive paper copies of this Proxy Statement, 2014 Annual Report and proxy card. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this Proxy Statement, 2014 Annual Report and proxy card over the Internet, instructions on how to vote shares, as well as instructions on how to request a paper copy of our proxy materials, if shareholders so desire. Fulton believes electronic delivery should expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether shareholders receive the Notice of Internet Availability of Proxy Materials or paper copies of the proxy materials, the Proxy Statement, the 2014 Annual Report, the proxy card, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for review online at http://materials.proxyvote.com/360271.

This Proxy Statement and our 2014 Annual Report also are available in the Investor Relations section of Fulton’s website at www.fult.com. Shareholders may access this material by choosing the “Investor Relations” tab at the top of the page, and then “SEC Filings” from the items listed in the Investor Relations section.
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1 Broker non-votes are shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have discretionary voting power to vote such shares on a particular proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote FOR the election of the eleven (11) director nominees identified in this Proxy Statement, FOR the approval of the non-binding Say-on-Pay resolution to approve the compensation of the named executive officers and FOR the ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2015.

Shareholder Proposals

Under SEC rules, shareholder proposals intended to be considered for inclusion in Fulton’s Proxy Statement and form of proxy for the 2016 Annual Meeting must be received at the principal executive offices of Fulton at One Penn Square, Lancaster, Pennsylvania no later than November 25, 2015. With respect to any shareholder proposal not received at Fulton’s principal executive offices by February 8, 2016, which is forty-five (45) calendar days before the one year anniversary of the date Fulton released the previous year’s annual meeting Proxy Statement to shareholders, will be considered untimely and, if presented at the 2016 Annual Meeting, the proxy holders will be able to exercise discretionary authority in voting on any such proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act. All shareholder proposals must comply with Rule 14a-8 under the Exchange Act, as well as Fulton’s Bylaws.

Generally, under applicable SEC rules, a shareholder may not submit more than one proposal, and the proposal, including any accompanying supporting statement, may not exceed 500 words. In order to be eligible to submit a proposal, a shareholder must have continuously held at least $2,000 in market value of Fulton common stock for at least one year before the date the proposal is submitted. Any shareholder submitting a shareholder proposal to Fulton must also provide Fulton with a written statement verifying ownership of stock and confirming the shareholder’s intention to continue to hold the stock through the date of the 2016 Annual Meeting. The shareholder, or a qualified representative, must attend the 2016 Annual Meeting in person to present the proposal. The shareholder must also continue to hold the applicable amount of Fulton common stock through the date of the 2016 Annual Meeting.

Contacting the Board of Directors

Any shareholder of Fulton who desires to contact the Board of Directors may do so by writing to: Board of Directors, Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, PA 17604. These written communications will be provided to the Chair of the Executive Committee of the Board of Directors who will determine further distribution based on the nature of the information in the communication. For example, communications concerning accounting, internal accounting controls or auditing matters will be shared with the Chair of the Audit Committee of the Board of Directors.

Code of Conduct

Fulton’s Code of Conduct (the “Code of Conduct”) governs the conduct of its directors, officers and employees. Fulton provides the Code of Conduct to each director, officer and employee when starting their position, and they are required to annually acknowledge their review of the Code of Conduct. In 2014, after a review by the Nominating and Corporate Governance Committee, minor updates were made to the Code of Conduct to enhance the language and clarity of several existing provisions. These updates included adding examples of situations that involve, or may involve conflicts of interest. The gift allowance amount was also increased from $100 to $200, with permissibility of giving gifts limited to certain narrow circumstances. However, gifts of cash or cash-equivalents, such as checks, money orders and gift cards for general use (i.e., bank gift cards or similar items) in any amount are expressly prohibited by the Code of Conduct. Fulton’s employees and directors are expected to recognize and avoid conflicts of interest situations in which personal interest or relationships interfere with, might interfere with, or appear to interfere with, their responsibilities to Fulton. A current copy of the Code of Conduct can be obtained, without cost, by writing to the Corporate Secretary at: Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, PA 17604. The current Code of Conduct, future amendments and any waivers are also posted and available on Fulton’s website at www.fult.com.

Corporate Governance Guidelines

Fulton has adopted Corporate Governance Guidelines (the “Governance Guidelines”) that include guidelines and Fulton’s policy regarding the following topics: (1) the size of the Board of Directors; (2) director qualifications; (3) majority vote standard; (4) service on other boards and director change in status; (5) meeting attendance and review of meeting materials; (6) director access to management and independent advisors; (7) designation of a Lead Director; (8) executive sessions; (9) Chief Executive Officer (“CEO”) evaluation and succession planning; (10) Board of Directors and committee evaluations; (11) stock ownership guidelines; (12) communications by interested parties; (13) Board of Directors and committee minutes; (14) Codes of Conduct; and (15) disclosure and update of the Governance Guidelines. On January 21, 2014, the Governance Guidelines were amended to add a majority vote standard for an uncontested election of directors. The Governance Guidelines were last updated on June 17, 2014 to add the provision that Fulton encourages each member of the Board of Directors to attend outside education programs of relevance to their board service as one component of its corporate governance and general board education process. A copy of the current Governance Guidelines can be obtained, without cost, by writing to the Corporate Secretary at: Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, PA 17604. The Governance Guidelines are also posted and available on Fulton’s website at www.fult.com.

SELECTION OF DIRECTORS

General Information

The Bylaws of Fulton provide that the Board of Directors shall consist of at least five (5) but not more than thirty-five (35) persons, and that the Board of Directors shall determine the number of directors. Pursuant to Fulton’s Bylaws, as amended, all nominees elected to the Board of Directors are elected for one-year terms.

A majority of the Board of Directors may increase or decrease the number of directors between meetings of the shareholders. Any vacancy occurring in the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death or any other reason may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy shall hold office until the next Annual Meeting of the shareholders and until a successor is elected and shall have qualified.

Fulton’s Bylaws limit the age of director nominees, and no person may be nominated for election as a director who will attain the age of seventy-two (72) years on or before the date of the Annual Meeting at which he or she is to be elected. In addition, Fulton has adopted a Voluntary Resignation Policy for directors that generally requires a director to tender his or her resignation when the director’s effectiveness as a member of the Board of directors may be substantially impaired. Circumstances that require a resignation to be submitted include, but are not limited to: (i) a director failing to attend at least 62.5% of meetings of the Board of Directors or its committees without a valid reason; and (ii) unless such an event is promptly cured to the satisfaction of Fulton, any extension of credit by any of Fulton’s subsidiary banks for which the director or a related interest of the director is an obligor or guarantor is: a) classified by Fulton as nonaccrual, sixty (60) or more days past due, or restructured; b) assigned a risk rating of “substandard” or less; or c) not in material compliance with Board of Governors of the Federal Reserve System’s Regulation O (12 C.F.R. Part 215) (“Regulation O”). In addition, in January 2014, Fulton added a majority vote standard to the Voluntary Resignation Policy for directors that requires a director to tender his or her resignation if a director does not receive a majority of the votes cast in an uncontested election for the Board of Directors. While the policy sets forth events which might cause a director to tender his or her resignation, it also directs Fulton’s Board of Directors to consider carefully, on a case-by-case basis, whether or not Fulton should accept such a resignation.

Majority Vote Standard

In January 2014, Fulton’s Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a majority vote standard for uncontested director elections by revising its Governance Guidelines and Voluntary Resignation Policy for Directors. In an uncontested election at a Fulton annual meeting of shareholders occurring after January 2014, any nominee for director who does not receive a majority of the votes cast in an uncontested election for the Board of Directors is required to promptly tender his or her resignation following certification of the shareholder vote. As further described in the Governance Guidelines, the Nominating and Corporate Governance Committee shall consider the resignation tendered and recommend to the Board of Directors whether to accept it.

Procedure for Shareholder Nominations

Section 3 of Article II of Fulton’s Bylaws requires shareholder nominations of director candidates to be made in writing and delivered or mailed to the Chairman of the Board or the Corporate Secretary not less than the earlier of (a) one hundred twenty (120) days prior to any meeting of shareholders called for the election of directors or (b) the deadline for submitting shareholder proposals for inclusion in a Proxy Statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the SEC under the Exchange Act. For the 2016 Annual Meeting this deadline date is November 25, 2015. Further, the notice to the Chairman of the Board or the Corporate Secretary of a shareholder nomination shall set forth: (i) the name and address of the shareholder who intends to make the nomination and a representation that the shareholder is a holder of record of stock of Fulton entitled to vote at such meeting and intends to be present in person or by proxy at such meeting to nominate the person or persons to be nominated; (ii) the name, age, business address and residence address of each nominee proposed in such notice; (iii) the principal occupation or employment of each such nominee; (iv) the number of shares of capital stock of Fulton that are beneficially owned by each such nominee; (v) a statement of qualifications of the proposed nominee and a letter from the nominee affirming that he or she will agree to serve as a director of Fulton, if elected by the shareholders; (vi) a description of all arrangements or understandings between the shareholder submitting the notice and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (vii) such other information regarding each nominee proposed by the shareholder as would have been required to be included in the Proxy Statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by or at the direction of the Board of Directors. The chairman of the meeting shall determine whether nominations have been made in accordance with the requirements of the Bylaws and, if the chairman determines that a nomination is defective, the nomination and any votes cast for the nominee shall be disregarded. Shareholder nominees are subject to the same standard of review as nominees of Fulton’s Board of Directors or its Nominating and Corporate Governance Committee.

Director Qualifications and Board Diversity

In considering any individual nominated for membership on the Board of Directors, including those nominated by a shareholder, Fulton considers a variety of factors, including whether the candidate is recommended by executive management, the individual’s professional and personal qualifications, including business experience, education, community and charitable activities, and the individual’s familiarity with a market or markets in which Fulton is located or is seeking to locate, or with a market that is similar to those in which Fulton is located or is seeking to locate. Fulton does not have a separate written policy regarding how diversity is to be considered in the director nominating process. Generally, however, Fulton takes into account diversity in business experience, community service, skills, professional background and other qualifications, as well as diversity in race, national origin and gender, in considering individual candidates. Fulton’s Governance Guidelines provide that Fulton’s Board of Directors should be sufficient in size to achieve diversity in business experience, community service and other qualifications among non-employee directors while still facilitating substantive discussions in which each director can participate meaningfully. In 2004, the Board of Directors formed the Nominating and Corporate Governance Committee of the Board of Directors, whose members are independent in accordance with the NASDAQ listing standards. The charter for the Nominating and Corporate Governance Committee is posted and available on Fulton’s website at www.fult.com. The Nominating and Corporate Governance Committee is responsible for recommending director nominees to the Board of Directors and for the Governance Guidelines. Information on the experience, qualifications, attributes or skills of Fulton’s directors and nominees is described under “Director and Nominee Biographical Information” below.

ELECTION OF DIRECTORS – PROPOSAL ONE

General Information

For the 2015 Annual Meeting, the Board of Directors has fixed the number of directors at eleven (11). Pursuant to Fulton’s Bylaws, as amended, nominees to the Board of Directors are elected for one-year terms. The Board of Directors has nominated the following eleven (11) people for election to the Board of Directors for a term of one year:

2015 Director Nominees

John M. Bond, Jr.	Lisa Crutchfield	Denise L. Devine
Patrick J. Freer	George W. Hodges	Albert Morrison III
James R. Moxley III	R. Scott Smith, Jr.	Gary A. Stewart
Ernest J. Waters	E. Philip Wenger

Each of the above nominees is presently a director of Fulton, except for James R. Moxley III. Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors approved the nomination of the above individuals. However, in the event that any of the foregoing 2015 director nominees are unable to accept nomination or election, any proxy given pursuant to this solicitation will be voted in favor of such other persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any of its director nominees will be unable to accept nomination or to serve as a director, if elected by a majority of the shares voted at the Annual Meeting.

Vote Required

The eleven (11) candidates receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors. Abstentions and broker non-votes will be counted as shares that are present at the Annual Meeting, but will not be counted as votes cast in the election of directors.

Under the Governance Guidelines, in an uncontested election of directors, any nominee for director who does not receive a majority of the votes cast is required to promptly tender his or her resignation following certification of the shareholder vote. As further described in the Governance Guidelines, the Nominating and Corporate Governance Committee shall consider the resignation tendered and recommend to the Board of Directors whether to accept it.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote FOR the election of the eleven (11) director nominees identified in this Proxy Statement to serve for one-year terms.

Information about Nominees, Directors and Independence Standards

Information concerning the experience, qualifications, attributes or skills of the eleven (11) persons nominated by Fulton for election to the Board of Directors at the 2015 Annual Meeting is set forth below, including whether they were determined by the Board of Directors to be independent for purposes of the NASDAQ listing standards.

Fulton is a NASDAQ listed company and follows the NASDAQ listing standards for Board of Directors and committee independence. The Board of Directors determined that nine (9) of Fulton’s eleven (11) director nominees are independent, as defined in the applicable NASDAQ listing standards. Specifically, the Board of Directors found that Directors Bond, Crutchfield, Devine, Freer, Hodges, Morrison, Stewart and Waters, as well as Mr. Moxley, met the definition of independent director in the NASDAQ listing standards and that each of these directors is free of any relationships that would interfere with his or her individual exercise of independent judgment. In addition, members of the Audit Committee and the Human Resources Committee (the “HR Committee”) of the Board of Directors meet the requirements for independence under the NASDAQ listing standards, and the rules and regulations of the SEC for service on the Audit Committee or the HR Committee, as applicable. In reviewing director independence, the Board of Directors considered the relationships and other arrangements, if any, of each director. The other types of relationships and transactions that were reviewed and considered are more fully described in “Related Person Transactions” on page 19.

Director and Nominee Biographical Information

The following information regarding each director nominee’s background, experience, qualifications, attributes or skills represents the information that led Fulton to conclude that these persons should be nominated to serve as a director of Fulton.

JOHN M. BOND, JR. (Independent Director), age 71.

Director of Fulton since 2006 and The Columbia Bank since 1988. Mr. Bond served as a Director of the Federal Home Loan Bank of Atlanta, 2005 through 2014. He was a Director of Columbia Bancorp from 1987 to 2006 when Columbia Bancorp merged with Fulton and retired as CEO of The Columbia Bank in 2006. He was the former Chairman of the Maryland Bankers Association, 2001 to 2002, and served as a Trustee of Goucher College, 1997 to 2014, and was Chairman of the Board, 2004 to 2009 and now serves as a Trustee Emeritus. Mr. Bond was admitted to practice law in New York.

Mr. Bond offers Fulton’s Board of Directors years of bank executive management and financial expertise, strong knowledge of the financial services industry and knowledge of the suburban markets near Baltimore and Washington DC, as well as northern Virginia. Mr. Bond also brings a focused historical perspective to the Fulton Board with his prior corporate governance experience and having held leadership positions at an entity acquired by Fulton. Mr. Bond serves as Chair of Fulton’s Audit Committee and as a “financial expert,” as defined by SEC regulations. He is also a member of Fulton’s Executive Committee, Human Resources Committee and the Special Joint Board Compliance Committee.

LISA CRUTCHFIELD (Independent Director), age 52.

Director of Fulton since 2013. Ms. Crutchfield has been a Director of Unitil Corporation (NYSE:UTL) from 2012 to present. Since September of 2013, Ms. Crutchfield has led the CEO Council for Growth and the Greater Philadelphia Chamber of Commerce in policy, strategy and legislative functions. Prior to her role at the CEO Council, she served as executive vice president and chief regulatory and compliance officer for National Grid USA from 2008 to 2011. In this role Ms. Crutchfield also served as a non-independent director on the board of National Grid USA. She has also held executive roles with PECO Energy Company, TIAA-CREF and Duke Energy. In 1993, Crutchfield was appointed to serve as vice chairman of the Pennsylvania Public Utility Commission. Ms. Crutchfield is a graduate of Yale University with a B.A. in economics and political science. She is also a graduate of the Harvard School of Business and holds a M.A. of Business Administration, with a distinction in finance.

Ms. Crutchfield brings more than 20 years of experience leading corporate teams and has extensive knowledge of the financial industry and business practices with expertise in risk mitigation, compliance and regulatory matters. She is also a member of Fulton’s Nominating and Corporate Governance Committee and Risk Committee.

DENISE L. DEVINE (Independent Director), age 59.

Director of Fulton since 2012. Ms. Devine is the founder and has been the Chief Executive Officer of Nutripharm, Inc. since 1997, a company that has generated a portfolio of composition and process patents to create innovative natural food, beverage, pharmaceutical and nutraceutical products that facilitate nutrition and lifelong health. She has also been dedicated to developing and marketing convenient and natural beverage and snack solutions for the healthy growth and development of children. Ms. Devine, a certified public accountant, also previously served as Chief Financial Officer for Energy Solutions International and in financial management positions for Campbell Soup Company. Ms. Devine has served as Chair of the Pennsylvania State Board of Accountancy and on the Board of the American Institute of CPAs. Since 2006, Ms. Devine has served on the Board of Trustees of Villanova University and is currently the Chair of the Villanova University Audit and Risk Committees. She has also served as a member of the Board of Lourdes Health System since 2010.

Ms. Devine has substantial management, business and finance experience which adds valuable outside experience to Fulton’s Board of Directors and its committees. She received an MBA from the Wharton School of the University of Pennsylvania, an M.S. in Taxation from Villanova Law School, and a B.S. in Accounting from Villanova University, where she graduated first in her class. Ms. Devine is a member of Fulton’s Audit Committee and is the Vice Chair of Fulton’s Human Resources Committee.

PATRICK J. FREER (Independent Director), age 65.

Director of Fulton since 1996. Mr. Freer was a Director of Lebanon Valley Farmers Bank, formerly known as Farmers Trust Bank, from 1980 until it was combined with Fulton Bank in 2007. He is the President of Strickler Insurance Agency, Inc. (insurance broker) and a Certified Insurance Counselor.

Mr. Freer brings to the Fulton Board of Directors an extensive knowledge of insurance, investments, finance and risk management as well as valuable knowledge of Fulton through his tenure of more than fifteen (15) years on its Board of Directors and as a bank director from 1980 to 2007. Mr. Freer has long been an active member in his community, helping with numerous capital campaigns and community projects. Mr. Freer has been a board member of the American Cancer Society, Lebanon County Economic Development Authority, Center of Lebanon Association and the Lebanon County Mental Health Association and has served as past president of the Lebanon Valley Sertoma Club and Lebanon County Christian Ministries. Mr. Freer serves as a member of Fulton’s Human Resources Committee and is the Vice Chair of Fulton’s Nominating and Corporate Governance Committee.

GEORGE W. HODGES (Independent Director), age 64.

Director of Fulton since 2001 and currently serves as Lead Director of Fulton. Mr. Hodges was a Director of Drovers & Mechanics Bank, until it was merged into Fulton Bank in 2001, and has served on the Board of Directors of Fulton Bank since 2012. He has been a Director of York Water Company from 2000 to present (NASDAQ:YORW), Director of The Wolf Organization, Inc. from 2008 to present (regional distributor and sourcing company of kitchen and bath products and specialty building products), a Director of Burnham Holdings, Inc. from 2006 to present, the parent company of fourteen subsidiaries that are leading domestic manufacturers of boilers and related HVAC products and accessories (including furnaces, radiators and air conditioning systems), for residential, commercial and industrial applications, and has served on the boards of various for profit, non-profit and community organizations. Mr. Hodges served as non-executive Chairman of the Board of The Wolf Organization from 2008 to 2009. Prior to being Chairman, Mr. Hodges was a member of the Office of the President of The Wolf Organization from 1986 to 2008. He has served as Chairman of the Board of York Water Company since 2011.

Mr. Hodges brings considerable financial expertise and business knowledge to the Fulton Board of Directors, both through his business experience and his service on other boards and completed the requirements for the National Association of Corporate Directors (“NACD”) Board Leadership Fellow Program from 2012 to 2014. His extensive business experience, financial expertise, and background are also invaluable for Fulton’s Audit Committee where he serves as Vice Chair and as a “financial expert,” as defined by SEC regulations. Mr. Hodges also serves as Chair of Fulton’s Executive Committee and is a member of Fulton’s Human Resources Committee.

ALBERT MORRISON III (Independent Director), age 68.

Director of Fulton since 2012. Mr. Morrison is the Chairman of the Board of Burnham Holdings, Inc., the parent company of fourteen subsidiaries that are leading domestic manufacturers of boilers and related HVAC products and accessories (including furnaces, radiators and air conditioning systems), for residential, commercial and industrial applications. Mr. Morrison was elected as a director of Burnham in 1986, became President and Chief Executive Officer of Burnham in 1988 and has served as Chairman since 2002. Mr. Morrison retired as Chief Executive Officer, effective in April 2012, after thirty-eight years of service with Burnham Holdings, Inc.

As a long-time CEO and director of a manufacturing company, Mr. Morrison brings extensive business, financial, acquisition and human resources skills to Fulton’s Board of Directors and its Audit Committee, where he serves as a member. Mr. Morrison also serves as Chair of Fulton’s Risk Committee and is a member of Fulton’s Executive Committee and the Special Joint Board Compliance Committee.

JAMES R. MOXLEY III (Independent Director Nominee), age 54.

Director Nominee for election to Fulton’s Board of Directors at the 2015 Annual Meeting. Mr. Moxley has been a director of The Columbia Bank since 1999. He is admitted and licensed to practice law in Maryland and a former real estate attorney with Venable, Baetjer and Howard, now known as Venable LLP (law firm). Since 1992 Mr. Moxley has served as a Principal of the Security Development Corporation (a Washington-Baltimore real estate land development company). He has served as a trustee of Glenelg Country School from 1996 to present, trustee of the Howard Hospital Foundation from 2014 to present, and is active on numerous community boards and committees in Maryland.

Mr. Moxley brings banking expertise to Fulton’s Board of Directors that he gained as a director of The Columbia Bank. He also has extensive business, tax and legal experience in the development of real estate. Mr. Moxley currently serves as a member of the Special Joint Board Compliance Committee as a subsidiary bank director representing The Columbia Bank.

R. SCOTT SMITH, JR., age 68.

Director of Fulton since 2001. Mr. Smith is the retired Chairman of the Board and CEO of Fulton. He served as Chairman of the Board and CEO from January 2006 to December 2012 and also served as a Director of Fulton Bank from 1993 to 2002. He was a Director of The Federal Reserve Bank of Philadelphia from 2010 to 2013 and a member of the Federal Advisory Council to the Federal Reserve Board, Washington, DC from 2008 to 2010. Mr. Smith was a Director of the American Bankers Association from 2006 to 2009, was employed by Fulton from 1978 to 2012 in various positions and worked in financial services since 1969. In 2014, Mr. Smith became a director of Herr Foods, Inc. (snack food manufacturer), and IREX Corp. (a specialty contracting organization), and he continues to be active in the Lancaster community.

Mr. Smith’s various management roles during his over thirty years of service in banking give him a broad understanding of the financial services industry, Fulton’s operations, corporate governance matters and leadership experience qualifying him to serve on Fulton’s Board of Directors. Mr. Smith serves as a member of Fulton’s Risk Committee.

GARY A. STEWART (Independent Director), age 67.

Director of Fulton since 2001. Mr. Stewart is the Chairman of The Stewart Companies (a holding company that oversees and manages a diverse group of subsidiaries based in the United States), Vice President of Apple Automotive Group, Inc., a Partner of Stewart Properties (real estate developer), President of Aspen Equity Group LLC (real estate) and has served on the boards of various for profit, non-profit and community organizations. He was a Director of York Bank & Trust Company from 1981 to 1998, and was a Director of Drovers & Mechanics Bank until it was merged into Fulton Bank in 2001.

Mr. Stewart has relevant business experience that includes extensive experience in real estate acquisition, development, finance and management and bank board service qualifying him for service as a member of the Board of Directors. Mr. Stewart serves as Vice Chair of Fulton’s Executive Committee and Chair of Fulton’s Nominating and Corporate Governance Committee, and is also a member of Fulton’s Risk Committee.

ERNEST J. WATERS (Independent Director), age 65.

Director of Fulton since 2012 and Director of Fulton Bank, N.A. since 2011. Mr. Waters retired from Metropolitan Edison, a FirstEnergy company, in 2009, where he served as the Area Vice President and Area Manager. Mr. Waters joined the FirstEnergy companies (an investor-owned utility) in 1976 and held various positions in Auditing and Marketing during his tenure. He also served as an expert accounting witness in setting rates before the Pennsylvania Public Utility Commission. Prior to joining the FirstEnergy companies, Mr. Waters was a public accountant and business consultant in Philadelphia. He is a former certified public accountant and holds an MBA from the University of Pittsburgh. Since 2007, Mr. Waters has served on the Board of Directors of the York Water Company (NASDAQ: YORW) where he chairs their Compensation Committee and is a member of the Audit Committee. In addition, Mr. Waters has served at leadership and committee levels with numerous community and nonprofit organizations. He is the past Chairman of the Board of York Hospital and is currently a member of the Board, and chairs the Audit Committee for Wellspan Health, York Hospital’s parent company.

Mr. Waters has business, regulatory, leadership, board service and accounting expertise that brings valuable perspectives to Fulton’s Board of Directors and has completed the requirements for the NACD Board Leadership Fellow Program during 2014. He is the Chair of the Special Joint Board Compliance Committee and Vice Chair of Fulton’s Risk Committee. He is also a member of Fulton’s Audit Committee.

E. PHILIP WENGER, age 57.

Director of Fulton since 2009. Mr. Wenger became Chairman of the Board, Chief Executive Officer and President of Fulton effective on January 1, 2013. He previously served as President and Chief Operating Officer of Fulton from 2008 to 2012, a Director of Fulton Bank from 2003 to 2009, Chairman of Fulton Bank from 2006 to 2009 and has been employed by Fulton in a number of positions since 1979.

Mr. Wenger possesses an extensive knowledge of the many aspects of banking operations through more than thirty years of experience in the financial services industry. He has gained valuable insight through his experience in different banking areas, including retail banking, commercial banking, bank operations and systems. Mr. Wenger serves as a member of Fulton’s Executive Committee and the Special Joint Board Compliance Committee.

Security Ownership of Directors, Nominees, Management and Certain Beneficial Owners

The following table sets forth the number of shares of common stock beneficially owned 1 as of the Record Date by each director and nominee, and the named executive officers, Messrs. Wenger, Barrett, Shreiner, Roda and Rohrbaugh, (collectively the “Named Executive Officers” or “Executives” and individually, an “Executive”) and those persons known to be the beneficial owner of more than 5% of Fulton’s common stock. Except as to the beneficial owners and other principal holders listed below, to the knowledge of Fulton, no person or entity owned of record or beneficially on the Record Date more than 5% of the outstanding common stock of Fulton. Unless otherwise indicated in a footnote, shares shown as beneficially owned by each nominee and director or the Executives are held individually by the person. The directors, nominees and the Executives of Fulton, as a group, owned of record and beneficially 2,245,856 shares of Fulton common stock, representing 1.25% of such shares then outstanding. Shares representing less than one percent of the outstanding shares are shown with a “*” below.

		Number of
		Common Shares
Name of		Beneficially		Percent of
Beneficial Owner	Title	Owned 2 3 4		Class
Patrick S. Barrett	Senior Executive Vice President and Chief Financial Officer	31,077	[5]	*
John M. Bond, Jr.	Director and Nominee	424,770	[6]	*
Lisa Crutchfield	Director and Nominee	1,479		*
Craig A. Dally	Director	147,256	[7]	*
Denise L. Devine	Director and Nominee	7,178	[8]	*
Patrick J. Freer	Director and Nominee	101,978	[9]	*
George W. Hodges	Director and Nominee	40,489	[10]	*
Albert Morrison III	Director and Nominee	25,998		*
James R. Moxley III	Nominee	103,208	[11]	*
Craig A. Roda	Senior Executive Vice President	173,128	[12]	*
Philmer H. Rohrbaugh	Senior Executive Vice President
	and Chief Risk Officer	35,022	[13]	*
James E. Shreiner	Senior Executive Vice President	302,199	[14]	*
R. Scott Smith, Jr.	Director and Nominee	323,928	[15]	*
Gary A. Stewart	Director and Nominee	194,689	[16]	*
Ernest J. Waters	Director and Nominee	8,847		*
E. Philip Wenger	Director, Nominee, Chairman of the Board,
	President and Chief Executive Officer	324,611	[17]	*
Total Ownership	Directors, Nominees and Executives as a Group
	(16 Persons)	2,245,856		1.25%

Other Principal Holders
BlackRock, Inc.	N/A	11,472,271	[18]	6.2%
55 East 52nd Street
New York, NY 10022

State Street Corporation	N/A	11,174,718	[19]	6.0%
One Lincoln Street
Boston, MA 02111

The Vanguard Group	N/A	11,277,012	[20]	6.08%
100 Vanguard Blvd.
Malvern, PA 19355

Dimensional Fund	N/A	10,036,972	[21]	5.42%
Advisors LP
Building One
6300 Bee Cave Road
Austin, TX 78746

____________________

1 Beneficial ownership is determined in accordance with SEC Rule 13d-3, which provides that a person is deemed to own any stock for which that person has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose or direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after the Record Date.

2 Includes 307,292 shares issuable upon the exercise of vested stock options and 152,771 shares of unvested restricted stock, which have been treated as outstanding shares for purposes of calculating the percentage of outstanding shares owned by directors and Executives as a group.

3 As of the Record Date, none of the listed individuals had pledged Fulton stock except for Mr. Stewart, who has pledged 74,755 shares in connection with a collateral account with his broker related to a line of credit with the same broker.

4 Fulton has established stock ownership guidelines for Fulton directors and certain officers. Achievement of the levels of ownership required by the stock ownership guidelines is reviewed and determined annually based on the closing price of Fulton stock on December 31. In 2013, the targeted ownership for directors was increased to $175,000 in fair market value of Fulton common stock, and directors that did not own shares at this level were given five (5) years to achieve this level of ownership. For Executive officers, the targeted stock ownership differs by position. The CEO is required to acquire shares with a fair market value of two (2) times the CEO’s annual base salary, the President and the Chief Financial Officer are required to acquire shares with a fair market value of 1.5 times their respective annual base salary, and certain other officers are required to acquire shares with a fair market value of one (1) times their respective annual base salary. In the case of newly-appointed or elected directors and officers, the required level of stock ownership may be achieved over a period of five (5) years and compliance is determined at the calendar year end of the year in which the five year anniversary of appointment or election occurs. As of December 31, 2014, all of Fulton’s directors and Executives have satisfied the stock ownership guidelines, except Directors Crutchfield, Devine and Waters, and Mr. Barrett and Mr. Rohrbaugh. Under the revised ownership guidelines, Director Devine, Director Waters and Mr. Rohrbaugh are required to achieve the targeted stock ownership level by December 31, 2018. Director Crutchfield and Mr. Barrett are required to achieve the targeted stock ownership level by December 31, 2019.

5 Mr. Barrett’s ownership includes 31,077 shares of unvested restricted stock.

6 Mr. Bond’s ownership includes 28,684 shares which may be acquired pursuant to the exercise of vested stock options and 136,723 shares held solely by his spouse.

7 Mr. Dally’s ownership includes 12,602 shares held in an IRA, 2,065 shares held jointly with his spouse. Mr. Dally’s current term as a Fulton director will end at the 2015 Annual Meeting. He is currently a Court of Common Pleas Judge in Northampton County, Pennsylvania and is not continuing as a Fulton director due to a Judicial Rule change effective in 2015 that generally prohibits Judges in Pennsylvania from serving on corporate boards.

8 Ms. Devine’s ownership includes 1,000 shares held jointly with her spouse.

9 Mr. Freer’s ownership includes 92,711 shares held jointly with his spouse and 328 shares held solely by his spouse.

10 Mr. Hodges’ ownership includes 21,430 shares held in a 401(k) plan.

11 Mr. Moxley’s ownership includes 39,115 shares held by the Moxley Family Trust, 631 shares held solely by his spouse, 13,100 shares held by Mr. Moxley as custodian for his children, 10,104 shares held in a 401(k) plan and 1,962 shares which may be acquired pursuant to the exercise of vested stock options that he acquired in 2005 as a director of Columbia Bancorp, Inc. before it was acquired by Fulton in 2006.

12 Mr. Roda’s ownership includes 41,366 shares of unvested restricted stock, 78,680 shares which may be acquired pursuant to the exercise of vested stock options, 17,907 shares in Fulton’s ESPP and 9,397 shares held jointly with his spouse.

13 Mr. Rohrbaugh’s ownership includes 21,320 shares of unvested restricted stock, 13,000 shares held in an IRA and 701 shares held jointly with spouse.

14 Mr. Shreiner retired effective December 31, 2014. Mr. Shreiner’s ownership includes 88,636 shares in Fulton’s ESPP and held jointly with his spouse and 98,983 shares which may be acquired pursuant to the exercise of vested stock options.

15 Mr. Smith’s ownership includes 302,344 shares held jointly with spouse and 15,539 shares held in an IRA.

16 Mr. Stewart’s ownership includes 89,635 shares held in a grantor retained annuity trust and 89,283 shares held by The Stewart Foundation. Mr. Stewart disclaims beneficial ownership of any of The Stewart Foundation shares beyond his pro rata interest.

17 Mr. Wenger’s ownership includes 37,625 shares held jointly with his spouse, 59,008 shares of unvested restricted stock, 68,371 shares held in Fulton’s 401(k) Plan and 98,983 shares which may be acquired pursuant to the exercise of vested stock options. Also includes 2,822 shares held in Fulton’s 401(k) Plan by his spouse and 523 shares held by Mr. Wenger as custodian for his children.

18 This information is based solely on a Schedule 13G filed with the SEC on January 30, 2015 by BlackRock, Inc., which reported sole voting power and sole dispositive power as to 10,873,938 and 11,472,271 shares, as of December 31, 2014.

19 This information is based solely on a Schedule 13G filed with the SEC on February 12, 2015 by State Street Corporation, which reported shared voting power and shared dispositive power as to 11,174,718 shares, as of December 31, 2014.

20 This information is based solely on a Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group, which reported sole voting power and sole dispositive power as to 127,026 and 11,168,186 shares, and shared dispositive power as to 108,826 shares, as of December 31, 2014.

21 This information is based solely on a Schedule 13G filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP, which reported sole voting power and sole dispositive power as to 9,844,642 and 10,036,972 shares, as of December 31, 2014.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Meetings and Committees of the Board of Directors

There were ten (10) regular and special meetings of the Board of Directors of Fulton and sixty-one (61) meetings of the committees of the Board of Directors of Fulton during 2014. No director attended fewer than 75% of (i) all meetings of the Board of Directors, (ii) all of the meetings of the committees of the Board of Directors on which a director served, or (iii) the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served in 2014.

The Board of Directors of Fulton has the following five regular standing committees: Audit, Executive, Human Resources, Nominating and Corporate Governance and Risk. Fulton also established the Special Joint Board Compliance Committee (the “Compliance Committee”) as further described below. The following table represents the membership on each Fulton committee as of the date of this Proxy Statement:

	Audit	Executive	Human	Nominating	Risk	Compliance
			Resources	and Corporate
Governance
John M. Bond, Jr. 1 2	Chair	Member	Member			Member
Lisa Crutchfield [1]				Member	Member
Craig A. Dally [1]		Member	Chair	Member
Denise L. Devine [1]	Member		Vice Chair
Patrick J. Freer [1]			Member	Vice Chair
George W. Hodges 1 2 3	Vice Chair	Chair	Member
Albert Morrison III [1]	Member	Member			Chair	Member
R. Scott Smith, Jr.					Member
Gary A. Stewart [1]		Vice Chair		Chair	Member
Ernest J. Waters [1]	Member				Vice Chair	Chair
E. Philip Wenger		Member			Member [4]	Member

1-independent director	2-Audit Committee Financial Expert	3-Lead Director	4-Ex-officio member per bylaws

Human Resources Committee Interlocks and Insider Participation

HR Committee. Fulton maintains a Human Resources Committee (defined above as the “HR Committee”), and all members of the HR Committee meet the independence requirements of the NASDAQ listing standards for membership on compensation committees. More information regarding the HR Committee can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 23. There are no interlocking relationships, as defined in applicable SEC regulations, involving members of the HR Committee. Certain directors may have indirect relationships described in “Related Person Transactions” beginning on page 19. The HR Committee is responsible for approving or recommending to the Board of Directors the compensation and equity awards for the Executives, administration of Fulton’s ESPP and the 401(k) Plan, approving employment agreements for the Executives and other officers of Fulton and fulfilling other broad-based human resources duties. The HR Committee met a total of nine (9) times in 2014. The HR Committee is governed by a formal charter, which was last amended in September 2014, and which is available on Fulton’s website at www.fult.com.

Other Board Committees

Audit Committee. All members of the Audit Committee meet the independence requirements of the NASDAQ listing standards, and the rules and regulations of the SEC for membership on audit committees. Each of Directors Bond and Hodges have been determined to qualify, been designated by the Board of Directors, and agreed to serve, as an Audit Committee “financial expert” as defined by SEC regulations. Director Hodges has served as a “financial expert” of Fulton since 2008, and Director Bond was designated as an additional “financial expert” by Fulton’s Board of Directors in 2013. The Audit Committee met twelve (12) times during 2014. The Audit Committee is governed by a formal charter, which was last amended in September 2014, and which is available on Fulton’s website at www.fult.com. The Audit Committee’s pre-approval policy and procedure for audit and non-audit services is set forth in its charter. The functions of the Audit Committee include: sole authority to appoint, evaluate, retain, or terminate the independent auditor; direct responsibility for the compensation and oversight of the work of the independent auditor; oversight of the overall relationship with the independent auditor; meeting with the independent auditor to review the scope of audit services; reviewing and discussing with management and the independent auditor annual and quarterly financial statements and related disclosures; overseeing the internal audit function, including hiring and replacing the chief audit executive; reviewing and approving related person transactions; establishing procedures and handling complaints concerning accounting, internal accounting controls, or auditing matters; and those risk management matters outlined in the Audit Committee Charter. In addition, with respect to any bank subsidiary of Fulton that has not established its own independent audit committee, it is intended that Fulton’s Audit Committee, in carrying out its responsibilities, will also satisfy the obligations imposed on such bank subsidiary of Fulton relating to the establishment and duties of an independent audit committee as set forth in Section 36 of the Federal Deposit Insurance Act and its implementing regulations.

Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee meet the independence requirements of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met eight (8) times during 2014. The Nominating and Corporate Governance Committee is responsible for, among other things, recommending to the Board of Directors nominees for election to the Board of Directors and assisting the Board of Directors with corporate governance matters including, the review and approval of all changes to the Code of Conduct, Governance Guidelines and the responsibility for guidelines and procedures to be used by directors in completing Board of Directors evaluations used in monitoring and evaluating the performance of the Board of Directors and committees. The Nominating and Corporate Governance Committee also has the primary responsibility for determining annually the compliance of Fulton’s directors and Executives with Fulton’s stock ownership guidelines. The Nominating and Corporate Governance Committee is governed by a formal charter, which was last amended in September 2014, and is available on Fulton’s website at www.fult.com.

Executive Committee. The Executive Committee met one (1) time during 2014. Except for the powers expressly excluded in Section 5 of Article III of the Bylaws, the Executive Committee exercises the powers of the Board of Directors between board meetings.

Risk Committee. Fulton’s Risk Committee met nine (9) times during 2014. The Risk Committee is responsible for providing oversight of the risk management function of Fulton, including assisting the Board of Directors with its oversight of Fulton’s policies, procedures and practices relating to assessment and management of Fulton’s enterprise-wide risks, including those risks identified in Fulton’s Enterprise Risk Management Policy, currently, credit risk, market risk, liquidity risk, operational risk, legal risk, compliance and regulatory risk, reputation risk and strategic risk. The Risk Committee is governed by a formal charter, which was last amended in September 2014, and is available on Fulton’s website at www.fult.com.

Compliance Committee. The Special Joint Board Compliance Committee (defined above as the “Compliance Committee”) was established to assist the Board of Directors and the Boards of Fulton’s subsidiary banks, in fulfilling their respective oversight responsibilities regarding (i) the development and maintenance of an enhanced compliance risk management function at Fulton to serve Fulton and its subsidiary banks, and (ii) ensuring the satisfactory delivery of compliance-related services to Fulton and its subsidiary banks. The formal charter governing the Compliance Committee was amended following the issuance by federal banking regulators of the first enforcement orders relating to Bank Secrecy Act and anti-money laundering (“BSA/AML”) compliance matters at Fulton’s subsidiary banks to provide that the Compliance Committee would also serve as a vehicle through which the Board of Directors and the Boards of its subsidiary banks would oversee and ensure compliance with the enforcement orders. See Item 3. Legal Proceedings in Fulton’s Annual Report on Form 10-K, for the year ended December 31, 2014, for additional information regarding the enforcement orders issued to Fulton and its subsidiary banks. The Compliance Committee is comprised of four Fulton directors and directors from each of Fulton’s subsidiary banks, and it met twelve (12) times in 2014.

Board’s Role in Risk Oversight

Fulton’s Risk Committee is primarily responsible for overseeing the management of Fulton’s enterprise-wide risks and the Board of Directors continues to regularly review information regarding Fulton’s exposure to credit risk, market risk, liquidity risk, operational risk, compliance and regulatory risk, legal risk, reputation risk, and strategic risk, as well as Fulton’s strategies to monitor, control and mitigate its exposure to these risks. In addition, the HR Committee is responsible for overseeing the management of risks relating to all of Fulton’s compensation plans. The Audit Committee shares with the Risk Committee a general oversight role in Fulton’s risk management process in the context of the Audit Committee’s responsibility for financial reporting and its evaluation and assessment of the adequacy of Fulton’s internal control structure. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors, potential conflicts of interest and governance matters. The Compliance Committee is responsible for overseeing management of certain risks related to compliance and regulatory matters. While each of Fulton’s committees are responsible for overseeing the management of certain risks, Fulton’s Risk Committee is primarily responsible for overseeing the management of such risks for Fulton, and the entire Board of Directors is regularly informed through committee reports and review of committee meeting minutes about such risks.

The Board of Directors also utilizes Fulton’s Chief Risk Officer and other members of Fulton’s Enterprise Risk Management Committee, which is Fulton’s officer-level risk management committee, to oversee and manage existing and emerging risks and serve as a review forum prior to escalation to the Risk Committee and the Board of Directors. This officer-level risk management committee provides additional oversight for Fulton’s risk management and compliance programs. In addition, in December 2014, Fulton’s Board of Directors adopted a revised formal Risk Appetite Statement which sets forth both the qualitative and quantitative parameters within which Fulton executes its business strategies. This document also outlines the general framework within which Fulton manages risk in the context of Fulton’s core values and its management philosophy, which seeks to balance the risk it assumes in serving its customers and communities with the return it earns for its shareholders. Fulton’s framework for risk management consists of three “lines of defense:” 1) business units, bank operations, shared services and corporate staff office functions (collectively known as front line units) have primary responsibility for risk management and compliance, and they each drive deployment, process management, controls, policies and procedures, training and communication; 2) independent risk management units (consisting of risk management, compliance, loan review, vendor risk management, fraud risk management, Bank Secrecy Act compliance and other risk management activities) have oversight responsibility for risk management and compliance, and these units educate, advise and monitor business unit risk and compliance activities; and 3) Fulton’s Internal Audit function periodically independently validates the effectiveness of risk management activities and operational controls, and reports results to management and the Board of Directors.

Fulton’s risk appetite is centered on Fulton’s objective to consistently increase and enhance shareholder value. Fulton’s Board of Directors, and the committees that monitor risk, assess and oversee the management of risk, including the establishment, tracking and reporting of key risk indicators within the primary risk categories of credit, market, liquidity, operational, legal, compliance and regulatory, reputation and strategic risk. Fulton’s key risk indicator thresholds reflect Fulton’s objective to consistently increase and enhance shareholder value and maintain capital at a level and quality that supports Fulton’s long-term strategic objectives and complies with regulatory guidelines. Finally, Fulton engages in ongoing risk assessment, capital management and stress testing to ensure that Fulton has adequate capital to absorb potential losses under various stress scenarios.

Lead Director and Fulton’s Leadership Structure

Director Hodges currently serves as Fulton’s Lead Director and is the independent Chair of the Executive Committee. He is also Vice Chair of the Audit Committee and a member of the Human Resources Committee. The Board of Directors has made a determination that a structure which includes a Lead Director and a combined Chairman/CEO is appropriate for Fulton. Pursuant to the Governance Guidelines, the Board of Directors designates for a term of at least one (1) year, and publicly discloses in Fulton’s Proxy Statement, the independent non-employee director who will lead the non-employee directors’ executive sessions and preside at all meetings of the Board of Directors at which the Chairman is not present. The Governance Guidelines also require that the Lead Director shall, as appropriate: serve as a liaison between the Chairman and the independent directors; approve information sent to the Board of Directors; approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and have the authority to call meetings of the independent directors.

Similar to many public companies, the leadership structure of Fulton combines the positions of Chairman and CEO. This structure permits the CEO to manage Fulton’s daily operations and provides a single voice for Fulton when needed. Fulton believes that separation of these roles is not necessary because the Lead Director acts to counterbalance the combined Chairman and CEO positions. In addition, approximately 82% of Fulton’s directors (9 out of 11) are independent under applicable NASDAQ standards, which provides an appropriate level of independent oversight at Board of Directors meetings and executive sessions. Finally, Fulton’s HR Committee, Nominating and Corporate Governance Committee and Audit Committee are all currently, and will continue to be, comprised solely of independent directors.

Executive Sessions

The independent directors of the Fulton Board of Directors met six (6) times in executive session at which only independent directors were present in 2014. The Chair of the Executive Committee, George W. Hodges, who also served as the Lead Director, conducted these executive sessions of the independent directors.

Annual Meeting Attendance

Pursuant to Fulton’s Governance Guidelines, Fulton expects directors to attend the Annual Meeting in person unless their absence is excused. All members of the Board of Directors, except for one (1) member, whose absence was excused by the Chairman, attended the 2014 Annual Meeting.

Director Education and Board of Directors Development

Fulton encourages its directors to attend outside seminars and educational programs as part of its corporate governance and general board education process. These educational opportunities are in addition to the education and development presentations that are provided during Fulton Board of Directors meetings and seminars. For example, third parties are periodically asked to provide the Board of Directors with presentations on governance, the economy, regulatory, compliance and a variety of other topics of interest. In addition, Directors Dally, Hodges and Waters completed the requirements for the NACD Board Leadership Fellow Program during 2014. In order to become NACD Fellows, individuals must demonstrate their knowledge of the leading trends and practices that define exemplary corporate governance, and commit to developing professional insights through a sophisticated course of ongoing study. In addition, to further enhance director education, a needs analysis was conducted by Fulton’s Chief Learning Officer in December 2014 in the form of one-on-one interviews with each Fulton director to solicit individual input and feedback. With the oversight of the Nominating and Corporate Governance Committee, Fulton will continue to promote board development and ensure directors are kept current in a selection of topics via onsite programs sponsored by Fulton, and external and remote learning opportunies.

Legal Proceedings

There are no material legal proceedings to which any director, officer, nominee, affiliate or principal shareholder, or any associate thereof, is a party adverse to Fulton, or in which any such person has a material interest adverse to Fulton.

Related Person Transactions

Financial Products and Services: Some of the current directors and Executives of Fulton, their family members and the companies with which they are associated, were customers of, and/or had banking transactions with, Fulton’s subsidiaries during 2014. These transactions included deposit accounts, trust relationships, loans and other financial products and services provided in the ordinary course of business by different Fulton subsidiaries. All loans and commitments to lend made to such persons and to the companies with which they are associated were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than a normal risk of collectability or present other unfavorable features. It is anticipated that similar transactions will be entered into in the future. By using Fulton’s products and services, directors and Executives have the opportunity to become familiar with the wide array of products and services offered by Fulton’s subsidiaries to customers.

Other Transactions: Applicable SEC regulations require Fulton to disclose transactions with certain related persons where the annual amount involved exceeds $120,000. However, a person who has a position or relationship with a firm, corporation, or other entity that engages in a transaction with Fulton is not deemed to have a material interest in a transaction where the interest arises only from such person’s position as a director of the firm, corporation or other entity and/or arises only from the ownership by such person in the firm, corporation or other entity if that ownership is under 10%, excluding partnerships. Amounts paid to entities in which a related person does not have a material interest or were obtained by a low bid pursuant to a formal request for proposal to provide services are not required to be disclosed. During 2014, Fulton did not have any related person transactions in excess of $120,000 requiring specific disclosure.

Fulton considered the related person transactions with the members of the Board of Directors and senior officers that do not require specific disclosure, when it made the determinations that nine (9) of Fulton’s eleven (11) director nominees, or approximately 82% of its director nominees who are standing for election at the 2015 Annual Meeting, are independent in accordance with the NASDAQ listing standards. See “Information about Nominees, Directors and Independence Standards” on page 8 for more information.

Family Relationships: SEC regulations generally require disclosure of any employment relationship or transaction with a related person where the amount involved exceeds $120,000. In fiscal year 2014, there were no family relationships among any of the members of the Board of Directors and senior management of Fulton, except for Messrs. Wenger and Roda, who are related by marriage and are brothers-in-law. Further, Mr. Brad Roda, the brother-in-law of Mr. Wenger and brother of Mr. Roda, was also employed by Fulton. In 2014, Mr. Brad Roda received annual compensation consisting of base salary, equity awards and cash bonus totaling approximately $124,000, plus other benefits on the same basis as other similarly situated employees. Mr. Brad Roda became SVP/Division Sales Manager-Merchant Card Services of Fulton Bank in 2010, and has been employed by Fulton in various positions since 1981. In addition, as of December 31, 2014, other family relationships existed among senior management and some of the approximately 3,560 full-time equivalent employees of Fulton and its subsidiaries. These Fulton employees participate in compensation, benefit and incentive plans on the same basis as other similarly situated employees.

Related Person Transaction Policy and Procedures: Fulton does not have a separate policy specific to related person transactions. Under the Code of Conduct, however, employees and directors are expected to recognize and avoid those situations where personal interest or relationships might interfere, or appear to interfere, with their responsibilities to Fulton. The Code of Conduct also requires thoughtful attention to the problem of conflicts and the exercise of the highest degree of good judgment. Under the Code of Conduct, directors must provide prompt notice to Fulton of all new or changed business activities, related person relationships and board directorships as they arise.

In addition, Fulton and its subsidiary banks are subject to Regulation O, which governs loans by federally regulated banks to certain insiders, including an executive officer, director or 10% controlling shareholder of the applicable bank or bank holding company, or an entity controlled by such executive officer, director or controlling shareholder (an “Insider”). Each Fulton subsidiary bank is required to follow a Regulation O policy that prohibits the affiliate bank from making loans to an Insider unless the loan (i) is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (ii) does not involve more than the normal risk of repayment or present other unfavorable features. Fulton and its subsidiary banks are examined periodically by bank regulators and Fulton’s Internal Audit Department for compliance with Regulation O to ensure that internal controls exist within Fulton and its subsidiary banks to monitor Fulton’s compliance with Regulation O.

In accordance with Fulton’s Audit Committee Charter and NASDAQ listing standards, the Audit Committee is charged with the responsibility to at least annually, conduct an appropriate review and provide oversight of all transactions with related persons as defined in applicable SEC regulations. This responsibility includes reviewing an annual report regarding the related person transactions, if any, with each member of Fulton’s Board of Directors, Executives and other senior officers during the prior year. At a meeting in February 2015, the Audit Committee reviewed a report of all existing related person transactions involving Fulton’s directors and the Executives. The Audit Committee concluded that the loans and other banking services provided to the directors and the Executives of Fulton and their related interests were provided in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with others. The Audit Committee also reviewed all other related person transactions for any potential conflict of interest situations with the directors and the Executives of Fulton, and concluded that there were no conflicts present, and ratified all the transactions reviewed.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires Fulton’s Executives, its principal accounting officer, its directors, and any persons owning 10% or more of Fulton’s common stock, to file with the SEC, in their personal capacities, initial statements of beneficial ownership on Form 3, statements of changes in beneficial ownership on Form 4 and annual statements of beneficial ownership on Form 5. Persons filing such beneficial ownership statements are required by SEC regulation to furnish Fulton with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that “late filings” of such statements be disclosed in Fulton’s Proxy Statement. Based solely on Fulton’s review of Forms 3 and 4 and amendments thereto furnished to Fulton during the 2014 fiscal year, including Forms 5 and amendments thereto furnished to Fulton, and on written representations from Fulton’s directors, Executives and other officers, Fulton believes that all such statements were timely filed in 2014.

Board of Directors and Committee Evaluations

Pursuant to its charter, the Nominating and Corporate Governance Committee reviews and recommends to the Board of Directors guidelines and procedures to be used by directors in monitoring and evaluating the performance of the Board of Directors and its committees. The Board of Directors and its committees, except the Executive Committee, conduct an annual self-evaluation of the performance of the Board of Directors and committees. Anonymous board and committee evaluation questionnaires were last completed in the fourth quarter of 2014. The results were compiled by Fulton’s Legal Department and presented to the Nominating and Corporate Governance Committee in December 2014, and the members of each committee also received a summary report of the results of that committee’s questionnaire. The Nominating and Corporate Governance Committee reported the results to the Board of Directors at its December 2014 regular meeting, and the Board of Directors and each of the committees discussed the summary of their respective annual evaluations.

Compensation of Directors

In 2013, the Board of Directors last reviewed and significantly updated the overall cash and equity compensation paid to the members of the Board of Directors. In determining to update the overall cash and equity compensation paid to the directors, the Board of Directors considered, among other factors, a survey of peer director compensation prepared by Fulton’s compensation consultant. Annually, the Board of Directors ratifies director compensation as part of its organizational meeting, and this ratification of compensation was done in June 2014. The fees paid by Fulton to directors in 2014 were unchanged. Each member of the Board of Directors was paid a retainer fee and meeting fees for his or her services as a director, except that no fee is paid to any director who is also a salaried officer of Fulton. Thus, Mr. Wenger did not receive any director fees or additional compensation in 2014 for serving as a member of the Board of Directors. Non-employee directors receive a quarterly retainer of $8,750 in cash. Non-employee directors are also paid a cash fee of $2,000 for each Board of Directors meeting attended and $1,000 in cash for each committee meeting attended, except the $1,000 meeting fee is not paid when the committee meeting for a standing committee is held in conjunction with a regular Board of Directors meeting attended by the director. However, the members of the Compliance Committee are paid $1,000 in cash per meeting attended regardless of when it is held. The Board of Directors has also approved, in certain circumstances, the payment of a $1,000 per meeting cash fee for attending educational and other meetings. Directors are paid a cash fee of $2,000 for any special Board of Directors meeting attended. The Lead Director also receives an additional quarterly cash retainer of $7,500 and each committee chairperson receives an additional cash retainer of $3,125 per quarter. If a director serves on the board of a Fulton subsidiary bank, he or she is paid separately for that service and amounts are included in the footnotes in the table below. In addition, directors are also paid $1,000 in cash for attendance at Fulton-sponsored educational seminars and other meetings attended, but these seminars and meetings are not included for purposes of calculating director attendance rates since they are a voluntary activity.

Pursuant to the 2011 Directors’ Equity Participation Plan (the “2011 Director Plan”), each non-employee director received two awards of shares of Fulton’s common stock, without restriction or vesting requirements, having a market value of $17,500, at the time of grant on June 1, 2014 and November 1, 2014, with each award rounded up to the next whole share. A similar $17,500 stock award is expected to be made shortly after Fulton’s 2015 Annual Meeting to all non-employee directors that are elected at the Annual Meeting, and an additional award is anticipated to be made on or about November 1, 2015.

Fulton also reimburses directors for business and other director-related expenses incurred in the performance of their service as directors of Fulton and provides non-employee directors with a $50,000 term life insurance policy while they are directors. Certain directors have elected to participate in the Fulton Deferred Compensation Plan, under which a director may elect not to receive his or her cash director’s fees when earned, but instead, to receive them, together with any returns earned on investments selected by the participating director, in a lump sum or in installments over a period of up to twenty (20) years following retirement. The only current non-employee Fulton directors who have previously established accounts to defer fees or had balances from prior years are Directors Bond, Devine, Smith and Waters.

Certain Fulton directors also serve on the boards of certain Fulton subsidiary banks, and these directors are compensated with a retainer, meeting fees, or both for their service on each of those individual boards. The following table summarizes all of the compensation paid to and received by each non-employee Fulton director who served during 2014.

DIRECTOR COMPENSATION TABLE

Name [1]	Fees	Stock	Option	Non-Equity	Change in	All Other	Total
	Earned	Awards [2]	Awards	Incentive	Pension	Compensation 3 4
	or Paid in			Plan	Value and
	Cash			Compensation	Nonqualified
					Deferred
					Compensation
					Earnings
	($)	($)	($)	($)	($)	($)	($)
Joe N. Ballard	20,667	0	0	0	0	0	20,667
John M. Bond, Jr.	84,000	35,000	0 [5]	0	0	0	119,000
Lisa Crutchfield	30,417	17,500	0	0	0	0	47,917
Craig A. Dally	71,500	35,000	0	0	0	0	106,500
Denise L. Devine	62,000	35,000	0	0	0	0	97,000
Patrick J. Freer	58,000	35,000	0	0	0	0	93,000
George W. Hodges	93,000	35,000	0	0	0	0	128,000
Albert Morison III	83,000	35,000	0	0	0	0	118,000
R. Scott Smith, Jr.	58,000	35,000	0	0	0	16,866 [6]	109,866
Gary A. Stewart	70,500	35,000	0	0	0	0	105,500
Ernest J. Waters	85,042	35,000	0	0	0	0	120,042
____________________

1 Directors listed represent all the non-employee Directors of Fulton serving during 2014. Director Ballard retired as a director of Fulton effective with the 2014 Annual Meeting.

2 Fulton’s non-employee Directors were granted Fulton common stock as part of their 2014 compensation pursuant to the 2011 Director Plan. A $17,500.00 equity award in 1,459 shares of common stock was granted on June 1, 2014 and a second $17,500.00 equity award in 1,479 shares of common stock was granted on November 1, 2014. The awards were granted without restriction or vesting requirements, were rounded up to the next whole share of Fulton common stock, and the amount shown does not reflect the value of any dividends on these shares during 2014. Director Ballard retired as a director of Fulton and was not eligible to receive any equity awards in 2014.

3 Unless otherwise noted, the amount excludes perquisites and other personal benefits with an aggregate value of less than $10,000. Fulton’s methodology to calculate the aggregate incremental cost of perquisites and other personal benefits was to use the amount disbursed for the item. Where a benefit involved assets owned by Fulton, an estimate of the incremental cost was used.

4 In addition to the fees listed in the table, Fulton also paid $48 per year for an individual $50,000 term life insurance policy for each of the Directors during 2014. Some of Fulton’s Directors also serve on boards of Fulton’s subsidiary banks and received director fees for bank board service. During 2014, Director Ballard received $3,800 in fees from The Columbia Bank, Director Bond received $16,500 in fees from The Columbia Bank, Director Dally received $17,800 in fees from Lafayette Ambassador Bank, Director Hodges received $26,000 in fees from Fulton Bank, N.A., and Director Waters received $26,750 in fees from Fulton Bank, N.A.

5 Fulton Directors did not receive options as part of their 2014 compensation; however, as of December 31, 2014, Mr. Bond held 28,684 exercisable options that previously were awarded to him by Columbia Bancorp, which was acquired by Fulton in February 2006.

6 This includes $13,626 for club membership fees and other perquisites received by Director Smith during 2014.

INFORMATION CONCERNING COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Fulton believes that the compensation of its Executives should reflect Fulton’s overall performance and the contribution of its Executives to that performance. Cash awards (“Annual Cash Incentive Awards “) and long term equity (“LTI”) awards earned by the Executives under Fulton’s Amended and Restated Equity and Cash Incentive Compensation Plan (the “2013 Plan”) are determined based on performance goals and the HR Committee’s subjective assessment of Fulton’s and the Executives’ performance in the preceding year.

Fulton’s Annual Report on Form 10-K, for the year ended December 31, 2014, which is included with this Proxy Statement, includes highlights of Fulton’s 2014 performance, including diluted earnings per share growth, average loan and core deposit growth, improvement in asset quality, a decrease in non-interest expenses and continued strong capital levels, which were achieved despite revenue growth challenges resulting primarily from the persistent low interest rate environment and competition. Some of those highlights are:

●	Net Income Per Share Growth – Diluted net income per share increased $0.01, or 1.2%, to $0.84 per diluted share, compared to $0.83 in 2013.
●	Core Deposit Growth – Average demand and savings deposit accounts increased $530.7 million, or 5.7%, in comparison to 2013.
●	Loan Growth – Average loans increased $306.7 million, or 2.4%, in comparison to 2013, with notable increases in commercial mortgages, residential mortgages and construction loans.
●	Asset Quality – Overall asset quality improved in 2014, with decreases in non-performing loans, net charge-offs and overall delinquency levels resulting in a 69.1% decrease in the provision for credit losses to $12.5 million.

During 2014, the HR Committee made the following awards and decisions impacting compensation for the Executives:

Salaries: In 2014, Messrs. Wenger, Barrett, Shreiner, Roda and Rohrbaugh each received base salary increases ranging from 1.375% to 2.75%, based on an assessment of their individual performance, and the results of a review by the independent compensation consultant retained by the HR Committee, McLagan, an Aon Hewitt Company, of base salaries of comparable executives employed by institutions within Fulton’s peer group. These 2014 salary increases were effective April 1, 2014.

Annual Cash Incentive Awards: As in previous years, the actual payout levels of the Annual Cash Incentive Awards to the CEO and the other Executives were determined based on an assessment of Fulton’s and each Executive’s performance measured through the use of a “scorecard” for each of the Executives, with the scorecard reflecting a series of qualitative and quantitative criteria established annually for each of the Executives and designed to measure performance in achieving certain of Fulton’s financial targets relative to Fulton’s peers, risk management goals, and business objectives specific to each of the Executives, and HR Committee discretion to reduce the amount of any Annual Cash Incentive Award determined based on scorecard performance.

Annually, the HR Committee establishes a “target” amount for the Annual Cash Incentive Award expressed as a percentage of base salary for Mr. Wenger and the other Executives. In the table below, the second column reflects the percentage of the potential target Annual Cash Incentive Award for 2014 performance for Mr. Wenger and the other Executives based solely on their performance measured through their respective scorecards, and the third column reflects the actual Annual Cash Incentive Awards paid to Mr. Wenger and the other Executives based on scorecard performance and the exercise, if any, of the HR committee’s discretion to reduce the amount of any Annual Cash Incentive Award determined based on scorecard performance. With respect to the Annual Cash Incentive Awards paid to the Executives for 2014 performance, the HR Committee did not exercise its discretion to reduce the amounts of the Annual Cash Incentive Awards.

Annual Cash
	% of Target - Determined under	Incentive Award Paid for
	2014 Scorecard	2014 Performance
Wenger	39%	$316,091
Other Executives	34% to 45%	$68,473 to $100,307

2014 LTI Performance Awards: In 2014, Fulton utilized a new long-term incentive plan design under the 2013 Plan where performance stock units (“Performance Shares”) were granted to the Executives on a formulaic basis, Performance Shares are earned, and subsequently vest based on Fulton’s future performance and satisfaction of the “Continuous Service” requirement defined in the 2013 Plan.

●	Grant Value: Performance Shares were granted initially at the target number of units, calculated based on a percentage of each Executive’s base salary and the price of Fulton stock on the April 1, 2014 grant date. For 2014, the target number of Performance Shares was determined using 125% of base salary for the CEO and 75% of base salary for the other Executives.
●	Performance Measurement: The Performance Shares are comprised of three component parts: (i) 37.5% of the number of Performance Shares are contingent on Fulton’s future 3-year total shareholder return (“TSR”) as compared to peers; (ii) 37.5% of the number of Performance Shares is contingent on Fulton meeting an absolute 2014 return on assets (“ROA”) goal; and (iii) 25% of the number of Performance Shares is subject to time-vesting.
●	Results: Fulton’s 2014 ROA of 0.93% was slightly below the target goal of 0.94% and resulted in an approximate 10% reduction in the number of units earned under this portion of the plan. The 3-year TSR performance period is not yet complete and the number of earned units has not been determined.
●	Vesting: Units vest three years after the grant date. For the ROA and time-vested portions, vesting is also subject to Fulton achieving a threshold level of net income for the year ending December 31, 2016 of not less than the aggregate dollar amount of all dividends declared and paid to shareholders during the last four full quarters prior to date of grant (the “Profit Trigger”).

Shareholder Say-on-Pay Proposal and Frequency of Future Proposals

As required by SEC rules, Fulton submitted a non-binding Say-on-Pay Proposal to its shareholders at Fulton’s 2014 Annual Meeting, and the shareholders approved Fulton’s 2014 Say-on-Pay Proposal. This year’s non-binding 2015 Say-on-Pay Proposal is described on page 52.

Fulton viewed the results of the 2014 Say-on-Pay Proposal as supporting its compensation policies and decisions for the Executives, and the Board and its HR Committee will consider this year’s non-binding proposal as a barometer of shareholder support for the current compensation programs for the Executives. Approximately 96% of the shareholders who cast a vote in 2014 voted in favor of, and approved, Fulton’s 2014 Say-on-Pay proposal. In particular, the HR Committee viewed the number of votes cast in favor of Fulton’s 2014 Say-on-Pay proposal to be a positive endorsement of the current pay programs and practices. Fulton will continue to monitor the level of support for each annual Say-on-Pay Proposal. However, the outcome of any past or future non-binding shareholder Say-on-Pay vote will not be the only factor that the HR Committee and Board of Directors will consider in making future decisions related to executive compensation. Since first implemented and presented to shareholders in 2011, Fulton’s shareholders have consistently approved its Say-on-Pay Proposals and the following are the approximate results for each year:

	% of Shares Voted FOR Fulton’s Say-on-Pay Proposal
	Of total shares voted	Of total shares voted FOR,
Year	FOR and AGAINST	AGAINST and ABSTAIN
2014	96%	93%
2013	94%	91%
2012	93%	91%
2011	91%	90%

The 2011 annual meeting of shareholders was the last time that Fulton submitted to shareholders a non-binding proposal asking shareholders whether Fulton should submit its Say-on-Pay Proposal to shareholders every one, two or three years. This proposal is commonly known as a “Say-When-on-Pay” Proposal. The shareholders approved Fulton’s 2011 recommendation that the Say-on-Pay Proposal should be submitted to shareholders on an annual basis. Although Fulton believes that having a Say-on-Pay vote each year continues to be appropriate for 2015, Fulton’s HR Committee and

Board of Directors will continue to evaluate the frequency of the non-binding Say-on-Pay Proposal and might recommend that shareholders approve a different frequency in the future. Under current SEC rules, publicly traded companies are required, no less frequently than once every six years, to provide for a separate shareholder Say-When-on-Pay advisory vote in Proxy Statements for annual meetings to determine whether the Say-on-Pay vote will occur every one, two or three years. Fulton anticipates submitting a new “Say-When-on-Pay” Proposal to shareholders on or before Fulton’s Annual Meeting of Shareholders in 2017.

Pay for Performance

Fulton operates in a highly complex business environment and competes with many well-established financial services businesses. The Annual Cash Incentive Award component of Fulton’s Executive compensation program involves awards that are payable if pre-established corporate and individual performance objectives are achieved. The HR Committee believes that the Annual Cash Incentive Awards and Performance Shares under the 2013 Plan further Fulton’s business plan and seeks to ensure that the interests of the Executives, both short-term and long-term, are aligned with the interests of Fulton’s shareholders. The performance-based compensation that Fulton awards helps to align these interests by offering each Executive the opportunity to earn an Annual Cash Incentive Award upon achieving both an established annual corporate performance goal and certain specific individual performance goals, and the LTI awards under the 2013 Plan align these interests by offering the Executive the opportunity to earn longer-term compensation.

The core of Fulton’s compensation philosophy is to link “pay to performance” on both a short-term and long-term basis. Annual Cash Incentive Awards are “at-risk” performance-based awards because if the ROE threshold target is not met or scorecard performance factors are not achieved, then the amount of the Annual Cash Incentive Award may be reduced or the Executive may not receive the award. The 2014 Performance Shares are “at-risk” because, in addition to the amount of annual awards being linked to Fulton’s performance, these awards are subject to vesting and possible forfeiture, maintaining alignment with shareholders regardless of stock price movement, and Performance Shares only increase in value if Fulton’s share price increases over the term of the award. With these compensation elements, Fulton seeks to reward the Executives for their contributions to Fulton’s financial and non-financial achievements. Comparing (i) salary paid in 2014, to (ii) the Annual Cash Incentive Awards earned for 2014 performance and Performance Shares granted in 2014, as outlined below, 59% of the Mr. Wenger’s total compensation was “at-risk”, as described herein. The 2014 percent of compensation “at-risk” for Messrs. Barrett, Shreiner, Roda and Rohrbaugh was 47%, 47%, 45%, and 46%, respectively. The following table and pie charts show the mix of base salary, Annual Cash Incentive Awards paid and Performance Shares granted to the Executives in 2014, as reported in the “Summary Compensation Table” on page 41.

2014 Compensation Mix Chart
Salary, Annual Cash Incentive Award and Performance Shares as a % of Total Compensation

Executive	Base Salary Paid	Annual Cash Incentive	Grant Date Fair Value	Total Executive
	in 2014	Awards Paid for 2014	of Performance Shares	Compensation for 2014
			Awarded in 2014 [1]
Wenger	$953,518	316,091	$1,048,711	$2,318,320
Barrett	$445,810	100,307	$297,131	$843,248
Shreiner	$432,192	90,760	$287,338	$810,290
Roda	$402,782	68,473	$265,793	$737,048
Rohrbaugh	$483,315	91,830	$318,936	$894,081
____________________

1 Amount represents the grant date fair value of Performance Shares. The per-share grant date fair value for Performance Shares with non-market based performance conditions is based on the closing price of Fulton common stock on the date the shares were awarded, or $12.61. The per-share grant date fair value for Performance Shares with market based conditions is estimated based on the use of a Monte Carlo valuation methodology, which resulted in a per-share grant date fair value of $10.33. The weighted average per-share grant date fair value of all Performance Shares granted was $11.755. For additional information concerning the valuation of Performance Shares with market based conditions, including the assumptions made in determining that valuation, see Fulton’s Annual Report on Form 10-K for the year ended December 31, 2014, Item 8 – Financial Statements and Supplementary Data, “Note O – Stock-Based Compensation Plans.”

Compensation Philosophy

Objectives: Fulton’s executive compensation philosophy and programs are intended to achieve three objectives:

• Align interests of the Executives with shareholder interests – Fulton believes that the interests of the Executives should be closely aligned with those of its shareholders. Fulton attempts to align these interests by evaluating the Executives’ performance in relation to key financial measures, which it believes correlate with consistent long-term shareholder value and increasing profitability, without compromising Fulton’s culture and overall risk profile.

• Link “pay to performance” – Fulton believes in a close link between pay to the Executives and the overall performance of Fulton on both a short-term and long-term basis. It seeks to reward the Executives for their contributions to Fulton’s financial and non-financial achievements and to differentiate rewards to the Executives based on their individual contributions.

• Attract, motivate and retain talent – Fulton believes its long-term success is closely tied to the attraction, motivation and retention of highly talented employees and a strong management team. While a competitive compensation package is essential in competing for and retaining talented employees in a competitive market, Fulton also believes that non-monetary factors, such as a desirable work environment and successful working relationships between employees and managers, are critical to providing a rewarding employee experience.

To achieve these three objectives, Fulton provides the following elements of Executive compensation:

• Base Salary – Fulton generally sets Executive base salaries near the market median at comparable peer companies and to reflect individual job responsibilities, experience and tenure.

• Annual Cash Incentive Awards – Annual Cash Incentive Awards are designed to focus the attention of the Executives on the achievement of annual business goals. Under Fulton’s 2013 Plan, awards at the target level of performance are designed to position total cash compensation near the market median. The 2013 Plan provides the Executives with the opportunity to earn cash compensation above the median for superior performance.

• Equity Awards – Fulton believes in providing LTI awards in the form of equity in order to focus the Executives on delivering long-term performance and shareholder value. The LTI program is also designed to provide the Executives with a long-term wealth-building opportunity that acts as a balance to short-term incentives, ensures a focus on the long-term stability of the organization and incorporates vesting terms that encourage executive retention. Fulton believes in equity award levels that are fair and market competitive, both in isolation and in the context of total compensation.

● Benefits – Fulton believes in providing benefits that are competitive in the marketplace and that encourage the Executives to remain with Fulton. Retirement benefits are designed to provide reasonable long-term financial security.

● Perquisites – Fulton believes in providing the Executives and other officers with basic perquisites that are necessary for conducting Fulton’s business.

HR Committee Membership and Role

The HR Committee is currently comprised of five (5) independent directors, all of whom are appointed annually by Fulton’s Board of Directors. Each member of the HR Committee qualifies as an independent director under the NASDAQ listing standards and meets the additional NASDAQ independence requirements specific to compensation committee members, and no member of the HR Committee is a party to a related person transaction in excess of $120,000 as more fully described in “Related Person Transactions” on page 19. There are no interlocking relationships, as defined in the regulations of the SEC, involving members of the HR Committee. For a further discussion on director independence, see the “Information about Nominees, Directors and Independence Standards” section on page 8 of this Proxy Statement.

Pursuant to its charter, which is available on Fulton’s website at www.fult.com, and consistent with NASDAQ rules, the role of the HR Committee is to assist the Board of Directors in evaluating and setting salaries, bonuses and other compensation of the Executives, to administer Fulton’s equity and other compensation plans and to take such other actions, within the scope of its charter, as the HR Committee deems necessary or appropriate. The HR Committee relies upon such performance data, statistical information and other data regarding executive compensation programs, including information provided by Fulton’s Human Resources Department, Fulton’s officers and outside advisors, as it deems appropriate. The HR Committee has unrestricted access to individual members of management and employees and may ask them to attend any HR Committee meeting or to meet with any member of the HR Committee. The HR Committee also has the power and discretion to retain, at Fulton’s expense, such independent counsel and other advisors or experts as it deems necessary or appropriate to carry out its duties.

Fulton’s executive compensation process consists of establishing targeted overall compensation for each Executive and then allocating that targeted total compensation among base salary, cash incentive compensation and equity awards. Fulton does not have a policy or an exact formula with regard to the allocation of compensation between cash and non-cash elements, except that the HR Committee has established a methodology and an award matrix for cash incentive compensation payments and equity awards under the 2013 Plan, as described in more detail below. Consistent with Fulton’s compensation philosophy, however, the HR Committee determines the amount of each type of compensation for the Executives by: reviewing publicly available executive compensation information of twenty-one (21) peer group companies (as defined and listed below); consulting with outside advisors and experts; considering the complexity, scope and responsibilities of the individual’s position; consulting with the CEO with respect to the other Executives; assessing possible demand for the Executives by competitors and other companies; and evaluating the compensation appropriate to attract executives to Fulton’s headquarters in Lancaster, Pennsylvania.

Role of Management

Management assists the HR Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the HR Committee, the CEO, other Executives and other officers participate in HR Committee meetings to provide background information, compensation recommendations for other officers, performance evaluations and other items requested by the HR Committee. As part of the performance evaluation process, all the Executives are asked to complete an annual self-assessment of their overall performance. The HR Committee, without management present, reviews the CEO’s self-assessment. The CEO reviews the self-assessment forms prepared by the other Executives and shares his comments and recommendations with respect to the performance of the other Executives with the HR Committee. The Executives are not present for the HR Committee’s discussions, deliberations and decisions with respect to their individual compensation. The HR Committee Charter, last amended in 2014, provides that the CEO may not be present during HR Committee voting or HR Committee deliberations regarding the CEO’s compensation. The Board of Directors, in executive session, with only the independent directors present, makes all final determinations regarding the compensation of the Executives, after considering recommendations made by the HR Committee.

Compensation Plan Risk Review

At its February 24, 2015 meeting, the HR Committee conducted its annual compensation plan risk review of all compensation plans in effect as of December 31, 2014. At this meeting, Fulton’s Chief Risk Officer (“CRO”) discussed his review of Fulton’s compensation plans with a focus on three compensation risk management components: 1) governance and policies; 2) inherent risk in plan design and mitigating factors; and 3) internal controls and monitoring. The HR Committee has reviewed and considered all of such plans and practices and does not believe that Fulton’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Fulton.

The HR Committee considered various factors that have the effect of mitigating risk and, with the assistance of Fulton’s CRO and Legal and Human Resources staff members, reviewed Fulton’s compensation policies and practices for all employees, including the elements of Fulton’s executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking. To assist in the annual review, Fulton retained Pearl Meyer & Partners (“PM&P”) to conduct an independent third-party risk assessment of the design, operation and oversight of Fulton’s primary incentive plans, including all plans in which the Executives and other employees identified by Fulton as potential material risk takers within the organization participated. PM&P advised that all reviewed plan designs and established policies and procedures are aligned with the interagency Guidance on Sound Incentive Compensation Policies, the overall risk profile of Fulton’s incentive compensation arrangements has improved over time, Fulton has spearheaded meaningful changes in response to PM&P findings and recommendations from prior reviews, and it did not have any recommended plan design changes at that time. The HR Committee concluded that risks associated with Fulton’s compensation plans are mitigated by a variety of factors, including:

1) the multiple elements of Fulton’s compensation packages, including base salary, payments of annual cash incentives and equity awards; the fact that equity awards vest over a number of years and that equity awards are generally intended to motivate employees to take a long-term view of Fulton’s business; and the use of clawbacks, caps and balanced metrics in certain plans;

2) the structure of Fulton’s annual cash incentive programs, which are based on (a) a number of different performance measures and scorecards to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of Fulton’s business, and (b) performance targets that do not require undue risk-taking to achieve a stated metric or performance factor;

3) effective management processes for developing strategic and annual operating plans, and strong internal financial controls;

4) the review by Fulton’s Internal Audit Department of the controls related to incentive compensation and certain metrics used to determine executive compensation, such as the Executive scorecards; and

5) proper governance and oversight of Fulton’s programs by the Board of Directors, the HR Committee, Fulton’s Enterprise Risk Management Committee, Fulton’s CRO and Fulton’s Human Resources staff.

Use of Consultants

The HR Committee retained McLagan as its sole independent compensation consultant for 2014. McLagan has served as the sole independent compensation consultant for the HR Committee since June 2010. McLagan was originally was retained by Fulton in 2009 for a compensation plan risk review project. McLagan performed a variety of assignments during 2014 at the direction of the HR Committee, including conducting a compensation market analysis related to Fulton’s Executives, a scorecard review, an overall compensation policy review, extensive work related to the initial awards under the 2013 Plan, and providing general compensation advice regarding Fulton’s Executives.

During 2014, McLagan was instructed by the HR Committee to compare Fulton’s current compensation practices and executive compensation payments with those of its peers, evolving industry best practices and regulatory guidance. Based on that comparison, McLagan was asked to recommend changes in Fulton’s executive compensation practices that were consistent with Fulton’s executive compensation philosophy and objectives as described above.

The specific instructions given to the consultant and fees to be paid were generally outlined in engagement letters that described the scope and performance of duties under each project. Fulton does not have a policy that limits the other services that an executive compensation consultant can perform. McLagan and its affiliates did not provide additional services to Fulton or its affiliates in 2014 with associated fees in excess of the $120,000 threshold established under SEC rules and regulations requiring disclosure in this Proxy Statement.

At its February 24, 2015 meeting, the HR Committee considered the independence of McLagan in light of the SEC rules and NASDAQ listing standards related to compensation committee consultants. The HR Committee requested and received a report from McLagan addressing its independence as a compensation consultant to the HR Committee, including the following factors: (1) other services provided to Fulton by McLagan; (2) fees paid by Fulton as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants performing work for the HR Committee and a member of the HR Committee; (5) any company stock owned by the individual consultants performing work for the HR Committee; and (6) any business or personal relationships between Fulton’s executive officers and the individual consultants performing work for the HR Committee. The HR Committee discussed these considerations and concluded that the work performed by McLagan and its consultants involved in the engagements did not raise any conflict of interest, and further concluded that McLagan continues to satisfy the applicable rules and standards related to the independence of compensation committee consultants.

Use of Peer Groups

The HR Committee reviewed and updated Fulton’s peer group in early 2014. At that time, the HR Committee asked McLagan to review Fulton’s then current peer group which was last updated in 2012 (the “2012 Peer Group”), consider new peers and recommend a new peer group to be used by Fulton for 2014 (the “2014 Peer Group”). To establish an appropriate peer group, similar to the methodology McLagan used in making the peer group recommendation previously, McLagan initially defined a broad list of all financial institutions with $10 to $30 billion in assets nationwide and, from these companies, made recommendations based on a variety of factors, including geographic focus, business model, asset size, loan portfolio, and revenue composition to determine the most relevant comparators. As a result of their 2014 review, McLagan recommended changes in order to move the median asset size of the peer group to be more in line with Fulton’s asset size. These changes were accomplished by removing the two largest peers from the 2012 Peer Group, which were People’s United Financial, Inc. and City National Corporation. McLagan screened a pool of replacements based on similar factors used to select the 2012 Peer Group. Based on the above factors, National Penn Bancshares Inc., PrivateBancorp Inc. and Trustmark Corp. were recommended as additions to the peer group, such that Fulton would be positioned closer to the median in terms of asset size (45th percentile), market capitalization (52nd percentile), revenue (47th percentile) and employee base (61st percentile).

The 2012 Peer Group was used to help in the review of overall compensation and in setting 2014 base salaries. The 2014 Peer Group was used for 2015 compensation decisions and utilized for performance metrics related to the 2014 Performance Shares, the peer group for Executive scorecard peer metrics and to gauge Fulton’s overall financial performance. The HR Committee will continue to evaluate the 2014 Peer Group to confirm that it continues to be appropriate for Fulton.

The 2014 Peer Group is also used by Fulton for financial performance comparison purposes. During 2014, this 2014 Peer Group was used as the peer group for the Performance Shares, and for certain scorecard performance factors under the Annual Cash Incentive Awards, as discussed below. As of December 31, 2014, the twenty-one (21) members of the 2014 Peer Group and their stock trading symbols and the location of their principal executive offices were:

2014 Peer Group	Ticker	City State
Associated Banc-Corp	ASB	Green Bay WI
BancorpSouth, Inc.	BXS	Tupelo MS
BOK Financial Corp.	BOKF	Tulsa OK
Commerce Bancshares, Inc.	CBSH	Kansas City MO
Cullen/Frost Bankers, Inc.	CFR	San Antonio TX
F.N.B. Corporation	FNB	Pittsburgh PA
FirstMerit Corporation	FMER	Akron OH
Hancock Holding Company	HBHC	Gulfport MS
IBERIABANK Corporation	IBKC	Lafayette LA
International Bancshares Corp.	IBOC	Laredo TX
National Penn Bancshares, Inc.	NPBC	Allentown PA
PrivateBancorp, Inc.	PVTB	Chicago IL
Prosperity Bancshares, Inc.	PB	Houston TX
Susquehanna Bancshares, Inc.	SUSQ	Lititz PA
TCF Financial Corporation	TCB	Wayzata MN
Trustmark Corporation	TRMK	Jackson MS
UMB Financial Corporation	UMBF	Kansas City MO
Umpqua Holdings Corporation	UMPQ	Portland OR
Valley National Bancorp	VLY	Wayne NJ
Webster Financial Corporation	WBS	Waterbury CT
Wintrust Financial Corporation	WTFC	Rosemont IL

Elements of Executive Compensation

Fulton’s executive compensation program currently provides a mix of base salary, cash incentive and equity-based components, as well as retirement benefits, health plans and other benefits as follows:

Base Salary: Consistent with its compensation philosophy, Fulton generally seeks to set base salary for the Executives in line with the market median overall. Fulton sets salaries on an individual-by-individual basis and seeks to provide base salary appropriate for the person’s position, experience, responsibilities and performance.

In making recommendations to the Board of Directors regarding the appropriate base salaries for 2014, the HR Committee received a recommendation from McLagan, which considered base salaries paid by members of the 2012 Peer Group to peer officers who held similar roles and who were positioned similarly to the Executives in their respective organizations.

With regard to the base salary compensation paid to Mr. Wenger, the HR Committee also considered his scorecard performance that included the attainment of certain corporate goals, results of his management decisions, the earnings of Fulton during the previous year and other factors, such as the HR Committee’s perspective of his overall performance. With regard to the compensation paid to the other Executives, the HR Committee also considered information provided by Mr. Wenger for Messrs. Barrett, Shreiner, Roda and Rohrbaugh, which included an assessment of each Executive’s level of individual performance, attainment of performance goals set forth in individual scorecards, overall contributions to the organization and salary history. In addition, the HR Committee considered its own perceptions of the performance of each Executive.

On March 18, 2014, after a review of the Executives competitive positioning to market using 2012 Peer Group data and internal equity comparisons presented by McLagan, the HR Committee recommended, and the Board of Directors approved, base salary adjustments effective April 1, 2014, as set forth in the table below. All the Executives received a 2.75% increase in 2014 except for Mr. Barrett, who received an increase of 1.375% reflecting his tenure in the Chief Financial Officer position. The base salaries for 2013 and 2014 were:

Executive	2013 Base Salary	2014 Base Salary
Wenger	$900,000	$924,750
Barrett	$425,000	$430,844
Shreiner	$411,000	$422,303
Roda	$380,175	$390,630
Rohrbaugh	$456,188	$468,733

Annual Cash Incentive Awards: Fulton’s Annual Cash Incentive Awards are designed so that no annual cash incentive is paid unless Fulton achieves a predetermined performance threshold metric. Since 2011, based on a recommendation by McLagan, the HR Committee has utilized a threshold performance target for annual cash incentive awards based on return on equity (“ROE”). Unless this ROE target is met, the Annual Cash Incentive Awards will not be paid. Fulton’s Executive scorecards rely heavily on Fulton’s performance relative to peers in several categories and an absolute predetermined ROE performance hurdle provides balance in the overall approach to determining incentives. The HR Committee set the 2014 ROE threshold at 6.19%, which was equal to 80% of Fulton’s budgeted ROE for 2014 of 7.74%. The HR Committee viewed this performance threshold as a reachable goal, but not a level which guarantees payment of an annual cash incentive, to ensure that the Executives are paid for performance. For the 2014 Annual Cash Incentive Awards, the HR Committee added, in addition to ROE, a positive net income trigger for the year intended to qualify the awards as performance-based compensation under Section 162(m) of the Internal Revenue Code. Although Fulton used a ROE performance hurdle as a plan threshold for prior annual cash incentive awards, and decided to do so again for the 2014 Annual Cash Incentive Awards, with the inclusion of an additional positive net income trigger, a different threshold performance trigger may be used in future years.

The HR Committee, at its February 2015 meeting, determined that:

●The 2014 ROE target of 6.19% had been achieved;
●Actual 2014 ROE was 7.62%, which was slightly below Fulton’s budgeted ROE of 7.74%; and
●The 2014 positive net income trigger was met because Fulton had positive net income of $157.9 million in net income during 2014.

The Annual Cash Incentive Awards were designed by the HR Committee to be substantially based on formulaic scorecard results with the HR Committee exercising negative discretion in its sole judgment, as appropriate. Performance factors in the scorecards that are more directly aligned with the interests of shareholders, such as financial performance, are generally given greater weight. Based upon the recommendation and the market review conducted by McLagan at the time Fulton began compensating its Executives, in part, through plan-based annual cash incentives, the HR Committee determined that the Annual Cash Incentive Award amounts payable to each Executive should be a percentage of the Executive’s base salary. For his 2014 Annual Cash Incentive Award, Mr. Wenger had threshold, target and maximum award percentages that were different from the other Executives reflecting his position and responsibilities as the CEO. The 2014 Annual Cash Incentive Awards were made pursuant to the terms and provisions of the 2013 Plan, and the HR Committee approved these awards as a Performance Compensation Award under Article 10 of the 2013 Plan. The Annual Cash Incentive Awards are designed such that, if performance is below the threshold level or scorecard results are less than a numeric score of “2,” no Annual Cash Incentive Award is paid to the Executive.

In early 2014, the HR Committee reviewed and approved updated scorecards to be used for 2014 and determined that the Executives should all be reviewed based on a uniform scorecard with similar category weightings, except for Mr. Rohrbaugh who, as Chief Risk Officer, has a scorecard with a greater weight on risk-related categories as a result of his job responsibilities. However, all the scorecards contained the similar risk management performance categories. Performance is assessed under the 2014 Executive scorecards with possible scores ranging from 0 to 5 for each factor.

Where scorecard results fall in between the scores for threshold, target and maximum award levels, the Annual Cash Incentive Award is interpolated on a straight line basis, and approved by the HR Committee. For 2014 the maximum potential payout for the Executives was reduced by the HR Committee to 150% of target from 200% of target. The possible payout level was also reduced at the threshold from 50% of target to 25% of target. In addition, the 2014 Executive scorecards contain fewer individual goals to increase focus on items of greatest strategic importance to each individual Executive.

The Annual Cash Incentive Awards are calculated with a scorecard result and payout in accordance with the following matrix.

	2014 Annual Cash Incentive Award Matrix
			CEO Payout	SEVP Payout
	Scorecard	% of Target	as a % of	as a % of
2014 Award Level	Result	Award	Base Salary	Base Salary
Threshold	2.00	25.0%	21.3%	12.5%
Target	3.00	100.0%	85.0%	50.0%
Maximum	4.50	150.0%	127.5%	75.0%

For 2014, the three primary scorecard performance categories and the performance sub-categories for each Executive were:

2014 Executive Scorecard
Primary Performance Categories	Performance Sub-categories
Financial Results compared to peers	●Earnings Per Share Growth ●Return on Assets ●Average Core Deposit Growth ●Average Loan Growth
Risk Management
●Fulton Average - Audit Results Internal Audits
●Audit Results Regulatory Exams (Only Wenger, Roda & Rohrbaugh)
●Issue Remediation Internal Audits
●Issue Remediation Regulatory Exams
●Timely Completion of Risk and Compliance Training

Business Objectives and Goals Specific to Each Executive
●Capital Ratings
●Liquidity and Funding
●Other performance goals specific to the individual Executive, such as:
-Mr. Wenger - Performance Results of the Executive Team
-Mr. Barrett - Stress Testing and Capital Planning; M&A Playbook
-Mr. Shreiner - Target Operating Model; and Facility Management Structure
-Mr. Roda - Major Corporate Initiatives assigned by CEO
-Mr. Rohrbaugh - Develop and implement a strategy to stand-up a broad monitoring and testing function; and remediation of BSA/AML compliance program deficiencies.

At its March 2015 meeting the HR Committee reviewed the overall 2014 performance and scorecard results for each Executive, and determined that each of the Executives achieved a level of performance in 2014 that qualified the Executives for an Annual Cash Incentive Award between the threshold and target payout performance levels established for 2014.

In addition to the scorecard results and information provided on individual critical performance factors for each Executive, the HR Committee also considered the overall progress Fulton and its subsidiary banks made during 2014 in continuing to improve and enhance its risk management and regulatory compliance infrastructures, and Fulton’s commitment to strengthen its regulatory compliance and risk management functions to address identified deficiencies in these areas. In particular, the HR Committee considered:

●	The overall rigorous work effort that the Executives and other employees of Fulton and its subsidiary banks have been engaged in throughout 2014 to build-out Fulton’s risk and regulatory compliance infrastructure, particularly related to compliance with respect to BSA/AML requirements;
●	The progress that had been made with respect to the build-out, noting that although substantial progress was evident, there remained a significant amount of unfinished work as well;
●	The action taken to reduce, by 30%, the annual cash incentive awards paid to the Executives for their performance during 2013. The HR Committee and the Board of Directors exercised discretion in reducing the amounts of the Annual Cash Incentive Awards paid to the Executives for 2013 performance to emphasize the need to continue to strengthen Fulton’s risk management framework and regulatory compliance programs, to encourage the Executives to accelerate their efforts in these areas, to provide tangible evidence of the importance the Board of Directors attaches to the need to strengthen Fulton’s risk and regulatory compliance management infrastructures, and to reinforce the “tone from the top” regarding the critical importance of accelerating completion of that work to build stronger and sustainable regulatory compliance and risk management processes that will support Fulton as it continues to grow; and
●	Adjustments made to the risk management, regulatory compliance and other performance factors reflected in the scorecards used to assess the performance of each of the Executives during 2014, which sharpened the focus of, and placed greater emphasis on, those performance factors.

In evaluating these factors, the HR Committee weighed the 2014 scorecard results for the Executives, including the impact of adjustments to the performance factors in the scorecards discussed above, which resulted in significantly lower potential Annual Cash Incentive Awards for each of the Executives for 2014 performance, as compared to both the award targets and the Annual Cash Incentive Awards paid to the Executives for 2013 performance1, and that, accordingly, due recognition of the BSA/AML compliance and other corporate challenges had already been appropriately reflected in the 2014 scorecard results for the Executives and any additional discretionary reduction would be unnecessarily punitive and may conceivably inhibit or disserve the achievement of important corporate objectives, needs and goals.

For these reasons, the HR Committee determined not to exercise its discretion to reduce the Annual Cash Incentive Awards paid to the Executives for their 2014 performance determined by the scorecard results for each.

The following is a tabular summary of the primary scorecard performance categories with their corresponding weights for the categories, the total score for each Executive on their respective 2014 scorecard and the Annual Cash Incentive Award earned by each of the Executives.

2014 Executive Scorecard Performance Categories	Wenger	Barrett	Shreiner	Roda	Rohrbaugh
Financial Results compared to peers	40%	40%	40%	40%	30%
Risk Management	30%	30%	30%	30%	40%
Business Objectives Specific to Each Executive	30%	30%	30%	30%	30%
Total Score for each Executive	2.28	2.40	2.34	2.18	2.26
Annual Cash Incentive Award Earned	$316,091	$100,307	$90,760	$68,473	$91,830
____________________

1 The Annual Cash Incentive Award paid to Mr. Barrett for 2013 performance was adjusted to reflect his employment by Fulton for only the final two months of 2013. As a result, although the Annual Cash Incentive Award paid to Mr. Barrett for 2014 performance was approximately 45% of Mr. Barrett’s award target, it was significantly greater than the adjusted Annual Cash Incentive Award paid to Mr. Barrett for 2013 performance.

Options, Restricted Shares and Other Equity Awards: The Executives did not receive any options or restricted shares in 2014 because Fulton shifted to the use of Performance Shares as LTI in 2014. The form of Performance Shares granted were restricted stock units issued pursuant to the 2013 Plan in an amount based on a designated percentage of the Executive’s January 1, 2014 annual base salary. Fulton’s HR Committee believes that the Performance Shares and other equity-based compensation align the interests of the Executives with those of Fulton’s shareholders, and encourage the Executives to “think like owners.” Therefore, the HR Committee believes that equity awards are an appropriate means of motivating, rewarding and compensating the Executives and other key officers based on the future performance of Fulton. Historically, “pay for performance” included the discretionary award of options and restricted shares to the Executives. During 2012 and 2013, the HR Committee worked in conjunction with McLagan to develop the structure and features of LTI granted under the 2013 Plan in the form of Performance Shares, which were first granted to the Executives in 2014, to incorporate vesting provisions linked to Fulton’s future performance. Each grant of Performance Shares in 2014 was broken into three component parts with the following allocations, performance features and vesting criteria.

		2014	2015	2016
Performance Share	37.5% Allocation	Component A Grant
Component A	Performance Feature	1 Yr Absolute ROA Goal		Profit Trigger
	Vesting Criteria		2 Yr Cliff Vest after Profit Trigger
Performance Share	37.5% Allocation	Component B Grant
Component B	Performance Feature	3 Yr Relative Total Shareholder Return Goal To Peers
	Vesting Criteria	3 Yr Vest After Achievement of Total Shareholder Return Goal
Performance Share	25% Allocation	Component C Grant
Component C	Performance Feature			Profit Trigger
	Vesting Criteria	3 Yr Cliff Vest after Profit Trigger

The HR Committee, with McLagan’s recommendations and assistance, crafted the 2014 Performance Shares under the 2013 Plan with the intention that they qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Tax Code”). Each Executive has a defined target award for Performance Shares based on a percentage of salary. The Performance Shares are earned in subsequent years based on several performance goals, including achievement of the Profit Trigger and the satisfaction of the 2013 Plan’s Continuous Service requirement. The three Components are:

●	Component A - Fulton’s absolute ROA for 2014, which will determine the share amount, and the shares will then only vest if Fulton achieves the Profit Trigger;
●	Component B - Fulton’s three-year total shareholder return compared to its peer group, which will determine the share amount; and
●	Component C - the remainder to cliff vest after three years, provided that Fulton achieves the Profit Trigger.

The Performance Shares are granted formulaically, with the Component C amount (allocated at 25% of the award target for 2014) based on HR Committee discretion, which can range from 0% and 150% of the award target for this component of the award. For 2014, the HR Committee established the allocations of the Performance Shares among Components A, B and C at 37.5%, 37.5% and 25%, respectively, resulting in an aggregate Performance Share grant to each of the Executives on April 1, 2014 at their respective award targets, using the award matrix and the price of Fulton’s common stock at the time of grant. Based on the level of Fulton’s achievement of the specified performance goals, the actual number of shares of Fulton common stock the Executives may receive after completion of the three-year performance period for the 2014 Performance Shares may range from 0% to 137.5% of the award target, after giving effect to Fulton’s absolute ROA for the year ended December 31, 2014, which fell between the threshold and target levels.

Earned Performance Shares, together with dividend equivalents accrued during the performance period on earned Performance Shares, are settled in shares of Fulton common stock on a 1-for-1 basis after the expiration of the three-year performance period and satisfaction of vesting criteria under the 2013 Plan. ROA was utilized for Component A because it was a clear performance goal that would be measured relative to Fulton’s budget. TSR was utilized for Component B so that performance could be measured relative to peers. Further, Components A and B are adjusted after their respective one- and three-year performance periods, but are forfeited if the corresponding threshold performance goal is not met. Components A and C are also forfeited if the Profit Trigger is not achieved or if the Executive does not satisfy the Continuous Service requirement in the 2013 Plan.

The performance goals and potential payouts for ROA and TSR Components A and B are:

Category	Component A	Component A	Component B	Component B
	Performance Goal	Payout Potential	Performance Goal	Payout Potential
Threshold	ROA of 0.85%	0%	25th Percentile TSR	0%
Target	ROA of 0.94%	100%	50th Percentile TSR	100%
Maximum	ROA of 1.00%	150%	80th Percentile TSR	150%

For 2014, the award target levels for Performance Share recommended by McLagan were 125% for the CEO and 75% for other Executives. The second column of the table below reflects the total Performance Shares granted to each of the Executives on April 1, 2014. The other columns of the table reflect the allocation of the Performance Shares among the three components described above. With respect to Component A of the Performance Shares granted to the Executives in 2014, the fourth column of the table reflects the potential number of Performance Shares the Executives will earn, if the Profit Trigger is achieved. Because Fulton achieved a ROA of 0.93% in 2014, which fell between the threshold and target levels for performance, the number of Component A Performance Shares the Executives may earn appearing in the fourth column of the table reflects a reduction, interpolated on a straight line basis, to reflect a level of performance falling between the threshold and target levels. The potential number of Component A Performance Shares the Executives will earn, if the Profit Trigger is achieved, will not further change during the three-year performance period, except for the accrual of dividend equivalents on the Component A Performance Shares actually earned by the Executives. With respect to Component B of the Performance Shares granted to the Executives in 2014, which appear in the fifth column of the of the table, the potential number of shares the Executives will earn, if the Profit Trigger is achieved, will not be determined until Fulton’s three-year total shareholder return compared to its peer group for the period April 1, 2014 to March 31, 2017 can be calculated. With respect to Component C of the Performance Shares granted in 2014, which appear in the sixth column of the table, the potential number of Performance Shares the Executives will earn will not change during the three-year performance period, except for the accrual of dividend equivalents on the Component C Performance Shares actually earned by the Executives; however, the Executives will only earn the Component C Performance Shares if the Profit Trigger is achieved. In order to earn any of the three components of the Performance Shares, an Executive must satisfy the Continuous Service requirement in the 2013 Plan.

	Total
	Performance	Component A	Component A	Component B		Total Grant Date
	Shares	(ROA Goal)	Shares Based	(TSR Goal)	Component C	Fair Value
	Awarded	Shares	on ROA	Shares	Shares	of Shares
Executive	April 1, 2014	Awarded	Achieved	Awarded	Awarded	Awarded [1]
Wenger	89,214	33,455	30,032	33,455	22,304	$1,048,711
Barrett	25,277	9,479	8,509	9,479	6,319	$297,131
Shreiner	24,444	9,167	8,229	9,167	6,110	$287,338
Roda	22,611	8,479	7,611	8,479	5,653	$265,793
Rohrbaugh	27,132	10,175	9,134	10,175	6,782	$318,936
____________________

1 Amount represents the grant date fair value of Performance Shares. The per-share grant date fair value for Performance Shares with non-market based performance conditions is based on the closing price of Fulton common stock on the date the shares were awarded, or $12.61. The per-share grant date fair value for Performance Shares with market based conditions is estimated based on the use of a Monte Carlo valuation methodology, which resulted in a per-share grant date fair value of $10.33. The weighted average per-share grant date fair value of all Performance Shares granted was $11.755. For additional information concerning the valuation of Performance Shares with market based conditions, including the assumptions made in determining that valuation, see Fulton’s Annual Report on Form 10-K for the year ended December 31, 2014, Item 8 – Financial Statements and Supplementary Data, “Note O – Stock-Based Compensation Plans.”

Employee Stock Purchase Plan: The Employee Stock Purchase Plan (“ESPP”) was designed to advance the interests of Fulton and its shareholders by encouraging Fulton’s employees and the employees of its subsidiary banks and other subsidiaries to acquire a stake in the future of Fulton by purchasing shares of the common stock of Fulton. Currently, Fulton limits payroll deduction and annual employee participation in the ESPP to $7,500. During 2014, Messrs. Roda, Rohrbaugh and Shreiner participated in ESPP and have shares the ESPP. The Executives participating in the ESPP are eligible to purchase shares through the ESPP at a discount, currently 15%, on the same basis as other Fulton employees participating in the ESPP.

Defined Contribution Plan – 401(k) Plan: Fulton provides a qualified defined contribution plan, in the form of a 401(k) Plan, to the Executives and other employees and provides for employer matching contributions that satisfy a non-discrimination “safe-harbor” available to 401(k) retirement plans. This safe-harbor employer matching contribution is equal to 100% of each dollar a participant elects to contribute to the 401(k) Plan, but the amount of contributions that are matched by Fulton is limited to 5% of eligible compensation. In addition, certain Fulton employees, including the Executives, except for Messrs. Barrett and Rohrbaugh, are eligible for an additional employer profit sharing contribution under the 401(k) Plan, which for 2014 was equal to 2.5% of a participant’s eligible compensation. The annual profit sharing contribution to the 401(k) plan was discontinued effective January 1, 2015, for all participants, including the Executives.

Deferred Compensation Agreements: Fulton’s nonqualified deferred compensation plans include (1) the Fulton Deferred Compensation Plan, under which officers, directors and advisory board members can elect to defer receipt of fees and certain management employees can elect to defer receipt of cash compensation, and (2) a series of essentially identical Supplemental Executive Retirement Plan Agreements entered into with a certain group of senior managers, including the Executives, for the purpose of crediting them with full employer contributions each year equal to the contributions they would have otherwise been eligible to receive under the 401(k) Plan, if not for the limits imposed by the Tax Code on the amount of compensation that can be taken into account under a tax-qualified retirement plan. Fulton’s deferred compensation contributions for the Executives in 2014 are stated in footnote 9 of the “Summary Compensation Table” on page 41. The deferred compensation plan accounts of each participant are held and invested under the Fulton Nonqualified Deferred Compensation Benefits Trust, with Fulton Financial Advisors, a division of Fulton Bank, N.A., serving as trustee. The participants are permitted to individually direct the investment of the deferred amounts into various investment options under the Nonqualified Deferred Compensation Benefits Trust.

Defined Benefit Pension Plans: Fulton has not had an historical practice of using defined benefit pension plans to provide employees or the Executives with retirement benefits, but some defined benefit plans have been assumed in different merger transactions over time, and any such acquired plans were continued only for the then current plan participants. However, none of the Executives participate in such pension plans.

Survivors’ Benefit Life Insurance and Other Death Benefits: Employees of Fulton and certain of its bank subsidiaries, who had been employed by Fulton for at least five (5) years as of April 1, 1992, were eligible to participate in a survivors’ benefit program, which was discontinued for all participants, including the Executives, on February 1, 2014. This program provided the employee’s spouse, in the event of the employee’s death prior to retirement, with an annual income equal to the lesser of $25,000 or 25% of the employee’s final annual salary. This benefit is paid from the date of death until the employee’s sixty-fifth (65th) birthday, subject to a minimum of ten (10) annual payments having been made. During 2014, Messrs. Wenger, Shreiner and Roda previously participated in this program because each had been employed by Fulton for at least five (5) years as of April 1, 1992. Messrs. Barrett and Rohrbaugh were hired after April 1, 1992 and were not eligible for this benefit. The estates of each of the Executives are also eligible for a payment equal to two (2) times base salary (plus an amount equal to applicable individual income taxes due on such amounts) from Fulton pursuant to individual Death Benefit Agreements between Fulton and each Executive, should the Executive die while actively employed by Fulton. Upon the Executive’s retirement, the post retirement benefit payable upon the individual’s death is reduced to $5,000.

Health, Dental and Vision Benefits: Fulton offers a comprehensive benefits package for health, dental and vision insurance coverage to all full-time employees, including the Executives, and their eligible spouses and children. Fulton pays a portion of the premiums for the coverage selected, and the amount paid varies with each health, dental and vision plan. All of the Executives have elected one of the standard employee coverage plans available.

Retiree Benefit Payments: Generally, employees who were hired or joined Fulton as a result of a merger prior to January 1, 1998, and who retired prior to February 1, 2014 having attained age sixty-five (65) with at least ten (10) years of full-time service, were eligible for post-retirement benefits. Post-retirement benefits included health coverage plus death benefits. The level of coverage and the cost to the retiree depends on the retiree’s date of retirement and completed years of full-time service after attainment of age forty (40). As a result of their length of service with Fulton, the Executives, except Messrs. Barrett and Rohrbaugh, were eligible to receive these post-retirement benefits at an annual cost to the Executive similar to other employees with similar years of service. Fulton does not provide post-retirement medical, dental and vision benefits to any current full-time employees of Fulton and its affiliates. Because none of the Executives retired before February 1, 2014, they will not be eligible to receive these post-retirement benefits.

Other Executive Benefits: Fulton provides the Executives with a variety of perquisites and other personal benefits that the HR Committee believes are necessary to facilitate the conduct of Fulton’s business by the Executives and are reasonable and consistent with the overall compensation program for the CEO and the other Executives. In addition, these benefits enable Fulton to attract and retain talented senior officers for key positions, as well as provide the Executives and other senior officers with opportunities to be involved in their communities and directly interact with current and prospective customers of Fulton. The 2014 amounts are included in the “All Other Income” column of the “Summary Compensation Table” on page 41 of this Proxy Statement. The Executives are provided with company-owned automobiles, club memberships and other executive benefits consistent with their positions. Fulton does not have a direct or indirect interest in any corporate aircraft. Generally, the Executives travel on commercial aircraft, by train or in vehicles provided by Fulton. In addition, if spouses accompany an Executive when traveling on business or attending a corporate event, Fulton pays the travel and other expenses associated with certain spousal travel for the Executive. Fulton also includes spousal travel and personal vehicle use as part of the Executive’s reported W-2 income.

Employment Agreements

Fulton believes that a company should provide reasonable severance benefits to employees. For most employees, Fulton has a policy that, in general, provides for severance benefits to be paid upon a reduction in force or position elimination. These severance arrangements are intended to provide the employees with a sense of security in making the commitment to dedicate their professional careers to the success of Fulton. With respect to the Executives and certain other employees, the severance benefits provided reflect the fact that it may be difficult for them to find comparable employment within a reasonable period of time. The levels of these benefits for the Executives in the event of a change in control of Fulton are discussed in footnote 6 in the “Potential Payments Upon Termination and Golden Parachute Table” on page 48 under “Termination Without Cause or for Good Reason - Upon or After a Change in Control”.

Fulton has entered into employment agreements with certain of its key employees, including each of the Executives. Fulton’s employment agreements with Mr. Wenger and Mr. Shreiner were entered into on June 1, 2006, and amended on November 12, 2008. Fulton’s employment agreements with Messrs. Roda, Rohrbaugh and Barrett were entered into on August 1, 2011, November 1, 2012 and November 4, 2013, respectively. The employment agreements with the Executives (individually, an “Employment Agreement,” and collectively, the “Employment Agreements”), continue until terminated and each provides that the Executive is to receive a base salary, which is set annually, and is entitled to participate in Fulton’s incentive bonus programs as in effect from time to time, and participate in Fulton’s retirement plans, welfare benefit plans and other benefit programs.

The Employment Agreements with the Executives contain restrictions on the sharing of confidential information, as well as non-competition and non-solicitation covenants that continue for one year following termination of employment. The non-competition and non-solicitation covenants will not apply if the Executive terminates employment for good reason or if the Executive’s employment is terminated without cause, as defined in the Employment Agreements. These provisions of the Employment Agreements are further outlined in the “Potential Payments Upon Termination and Golden Parachute Table” section on page 48. The Employment Agreements Fulton executed with Messrs. Barrett, Roda and Rohrbaugh are similar to the Employment Agreements Fulton executed with the Mr. Wenger and Mr. Shreiner, except that they do not contain an excise tax gross-up for taxes applicable to termination payments as a result of the Executive’s termination. The Employment Agreements with Messrs. Barrett, Roda and Rohrbaugh, provide that, in the event a payment to be made in connection with their termination of employment would result in the imposition of an excise tax under Section 4999 of the Tax Code, such payment would be retroactively reduced, if necessary, to the extent required to avoid such excise tax imposition and, if any portion of the amount payable the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Tax Code, Fulton would be required to pay to the Executive only the amount determined to be deductible under Section 280G.

Other Compensation Elements

162(m) and Tax Consequences: Although Fulton takes into account its ability to deduct compensation expense in determining its taxable income, tax deductibility is not a primary objective of its compensation programs. Section 162(m) of the Tax Code disallows the deductibility by Fulton of any compensation over $1 million per year paid to certain employees and the Executives unless certain criteria are satisfied.

409A Changes: Section 409A of the Tax Code, effective January 1, 2005, defines what constitutes a “nonqualified deferred compensation plan,” conditions income tax deferrals under such plans on their compliance with certain distribution, acceleration, election and funding restrictions, and also imposes excise tax and interest penalties for noncompliance. In order to preserve intended tax deferrals and to avoid the imposition of excise taxes and interest penalties, Fulton has identified all such nonqualified deferred compensation plans it maintains and to the extent necessary, timely amended each, to meet the Section 409A requirements, and to alter the administration of each, where necessary, to comply with Section 409A.

Discussion of Equity Award Process: Fulton does not have a formal written policy as to when equity awards are granted during the year, but in March 2014, Fulton awarded Performance Shares, options and restricted stock to eligible participants under the 2013 Plan with a grant date of April 1, 2014, so that the equity awards could be considered by the HR Committee at the same time as the cash incentive awards under the 2013 Plan. Fulton does not backdate options or grant options retroactively, and does not coordinate option grants with the release of positive or negative corporate news. The 2013 Plan, which amended and restated the 2004 Stock Option and Compensation Plan, does not permit the award of discounted options, the reload of stock options, or the re-pricing of stock options. Pursuant to the terms of the 2013 Plan, option prices are determined based on the closing price on the grant date. Under the 2013 Plan, an option exercise price shall not be less than 100% of the fair market value of Fulton’s stock on the date of grant. The 2013 Plan defines fair market value to be the closing price on the date of grant, or if no sales of shares were reported on any stock exchange or quoted on any interdealer quotation system on that day, the price on the next preceding trading day on which such price was quoted.

Stock Hedging Policy and Stock Trading Procedures: Fulton has adopted an Insider Trading Policy and Compliance Procedures to facilitate securities law compliance in a number of areas. Pursuant to this policy, Fulton requires that all directors, officers, and employees of Fulton and its affiliates adhere to certain procedures when trading in Fulton common stock or any other security issued by Fulton or its subsidiaries. Among other requirements, directors, officers and employees of Fulton and its subsidiaries that know of material, non-public information about Fulton may not (i) buy or sell Fulton stock while the information remains non-public, or (ii) disclose the information to relatives, friends or any other person. In addition, the Executives and directors of Fulton and Fulton’s banking subsidiaries and certain other officers are prohibited from engaging in speculative transactions involving Fulton’s securities. This prohibition encompasses “short sales” and “puts” along with other trading that anticipates a decline in price. These instruments can involve “a bet against Fulton,” raise issues about the insider knowledge of the person involved or create a conflict of interest and are therefore prohibited by Fulton’s policy. In 2014 Fulton updated the Insider Trading Policy and Compliance Procedures to prohibit the pledging of shares, but grandfathered any pledges made prior to the amendment.

Stock Ownership Guidelines: Fulton believes that broad-based stock ownership by directors, officers and employees is an effective method to align the interests of its directors, officers and employees with the interests of its shareholders. In 2009, Fulton first adopted Governance Guidelines that included a formal Fulton common stock ownership guideline for directors and the Executives. The director ownership guidelines were updated in September 2013, and each director is presently encouraged to own at least $175,000 of Fulton common stock, which is five (5) times the annual director cash retainer, within the later of five (5) full calendar years of first becoming a director, or five (5) full calendar years after the guideline was changed.

A similar guideline exists for the Executives. The guideline for the Executives was last updated and approved in 2013, with the recommended ownership guideline calculated as a multiple of the Executive’s base salary, depending upon the position of the Executive as follows:

Executive Position	Fulton Common Stock Ownership Guideline as
a Multiple of Base Salary
CEO	2.0
President	1.5
CFO	1.5
Other Executives	1.0

Compliance with the stock ownership guidelines is determined annually based on stock ownership and the closing stock price as of December 31 of the prior year. Ownership excludes stock options and unvested restricted stock, but includes all other shares beneficially owned and reported on an individual’s Form 3, Form 4 or Form 5 filed with the SEC, including shares held in retirement accounts, indirect ownership and jointly held shares. Once an Executive or Director has achieved the ownership guideline, he or she remains in compliance with the ownership guideline regardless of changes in base salary or the price of Fulton’s common stock, as long as he or she retains the same number of shares or a higher amount. However, if an Executive is promoted to CEO, President or CFO with a base salary increase, he or she would be permitted to satisfy the new stock ownership requirement for the new position and base salary over a period of five (5) full calendar years.

As described in more detail in footnote 4 on page 14, except for Messrs. Barrett and Rohrbaugh, all of the Executives have satisfied the stock ownership guidelines for 2014. Mr. Rohrbaugh has until December 31, 2018, to satisfy the stock ownership guidelines for his position. Mr. Barrett has until December 31, 2019, to satisfy the stock ownership guidelines for his position. As of December 31, 2014, all of Fulton’s directors have satisfied the stock ownership guidelines, except Directors Crutchfield, Devine and Waters. Under the revised ownership guidelines, Directors Devine and Waters are required to achieve the targeted stock ownership level by December 31, 2018. Director Crutchfield is required to achieve the targeted stock ownership level by December 31, 2019.

Management Succession: The topic of management succession is discussed and reviewed at least annually at Fulton. At the December 2014 meeting of the Board of Directors, senior officers in Fulton’s Human Resources Department discussed and reviewed the succession planning processes used by management to identify successors for each Executive at Fulton.

Clawback Policies: Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that, in the event of any restatement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The incentive- and equity-based compensation paid to Fulton’s CEO and CFO is currently subject to the Sarbanes-Oxley clawback provision, which is set forth in Section 304 of the Sarbanes-Oxley Act and provides that, if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

In addition, the HR Committee has discussed and is in the process of implementing clawback policies and procedures in various compensation plans and agreements. This included inserting a clawback provision in Messrs. Barrett’s and Rohrbaugh’s Employment Agreements and all new senior officer employment agreements. In December 2012, the HR Committee approved a Compensation Recovery Clawback Provision and a Severance and Golden Parachute Policy for officers, including the Executives. The HR Committee also has approved a broad general clawback provision in the 2013 Plan. Under the 2013 Plan, all cash and equity awards under the 2013 Plan are subject to such deductions and clawbacks as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement, or any policy adopted by Fulton whether pursuant to any such law, government regulation or stock exchange listing requirement or otherwise.

In 2014 the HR Committee adopted a Compensation Recovery Clawback Policy (“Clawback Policy”) to govern clawback provisions for all participants, including the Executives, in the 2013 Plan, and subject to limited exceptions, other incentive compensation plans. The Clawback Policy identifies the events, such as: a material restatement of Fulton’s or any of its affiliates’ financial statements that would have the effect of lowering the amount of incentive compensation paid, if the incentive compensation payments had been calculated using the restated financial statements; the use of a materially inaccurate performance metric in the determination of the amount of incentive compensation; or a violation of the Code of Conduct by one or more senior-level officers, in the absence of which, the amount of incentive compensation would have been lower, the occurrence of which event or events would trigger an evaluation to determine whether the portion of incentive compensation paid that exceeds the amount of incentive compensation that would have been paid in the absence of the triggering event or events should be recovered from the participants that received the excess incentive compensation.

Finally, the Dodd-Frank Wall Street Reform and Consumer Protection Act mandates that the SEC adopt rules that require publicly traded companies to adopt a formal clawback policy. Pending final clawback rules from the SEC, the HR Committee will continue to monitor and consider the use of clawbacks and update the Clawback Policy for any new or amended compensation agreements and plans with the Executives.

Human Resources Committee Report

The HR Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on the review and discussions, the HR Committee recommended to the Board of Directors that the Compensation Discussion and Analysis above be incorporated in Fulton’s Annual Report on Form 10-K for the year ended December 31, 2014, and the 2015 annual Proxy Statement, as applicable.

As described above in the Compensation Discussion and Analysis section, in performing its compensation risk evaluation, the HR Committee met with the CRO regarding the material risks facing Fulton, and consulted with human resources personnel about Fulton’s various compensation plans. Based on the foregoing review, the HR Committee concluded that Fulton’s compensation policies and practices in 2014 did not create risks that are reasonably likely to have a material adverse effect on Fulton.

Human Resources Committee

Craig A. Dally, Chair
Denise L. Devine, Vice Chair
John M. Bond, Jr.
Patrick J. Freer
George W. Hodges

SUMMARY COMPENSATION TABLE

Name and Principal	Year	Salary [2]	Bonus [3]	Stock	Option	Non-Equity	Change in	All Other	Total
Position [1]				Awards 4 5	Awards [6]	Incentive	Pension	Compensation [9]
						Plan	Value and
						Compensation [7]	Non-
							qualified
							Deferred
							Compensation
							Earnings [8]
		($)	($)	($)	($)	($)	($)	($)	($)
E. Philip Wenger Chairman, Chief Executive Officer and President of Fulton	2014	953,518	0	1,048,711	0	316,091	0	132,529	2,450,849
	2013	900,000	0	360,844	0	503,370	0	147,198	1,911,412
	2012	598,077	0	250,646	0	360,640	0	118,380	1,327,743
Patrick S. Barrett [10] Senior Executive Vice President and Chief Financial Officer of Fulton	2014	445,810	0	297,131	0	100,307	0	191,176	1,034,424
	2013	57,211	200,000	393,000	0	18,822	0	0	669,033
	2012	-	-	-	-	-	-	-	-
James E. Shreiner [11] Senior Executive Vice President of Fulton	2014	432,192	0	287,338	0	90,760	0	69,139	879,429
	2013	407,616	0	262,333	0	134,235	0	79,969	884,153
	2012	393,269	0	182,223	0	232,029	0	78,483	886,004
Craig A. Roda Senior Executive Vice President of Fulton	2014	402,782	0	265,793	0	68,473	0	65,554	802,602
	2013	377,044	0	252,954	0	124,048	0	76,856	830,902
	2012	368,116	0	175,708	0	221,974	0	77,782	843,580
Philmer H. Rohrbaugh [12] Chief Risk Officer and Senior Executive Vice President of Fulton	2014	483,315	0	318,936	0	91,830	0	13,833	907,914
	2013	454,286	150,000	0	0	151,124	0	47,303	802,713
	2012	64,040	0	196,100	0	0	0	2,790	262,930
____________________

[1] Titles and positions listed are as of Fulton’s fiscal year-end of December 31, 2014.

[2] Represents the 2012, 2013 and 2014 base salary amounts paid to and earned by each of the Executives named in this table. Annual base salaries are paid in biweekly installments. During 2012 and 2013 the Executives were paid in 26 biweekly installments. During 2014, there were 27 such biweekly installments which resulted a higher base pay amount. On March 17, 2015, upon the recommendation of the HR Committee, the Board of Directors approved 2015 annual base salaries for Messrs. Wenger, Barrett, Roda and Rohrbaugh of $950,181, 442,692, 401,372, and 481,623, respectively. These changes to annual base salary are effective April 1, 2015.

[3] The HR Committee did not award any bonus payments in 2012, 2013 or 2014 to the Executives, except for the bonuses paid to Mr. Rohrbaugh paid in January 2013 and Mr. Barrett in December 2013 in connection with their acceptance of employment with Fulton.

[4] Amounts represent the grant date fair values of restricted stock awards and Performance Shares. There were no forfeitures of restricted stock or Performance Shares during 2012, 2013 and 2014 by any of the Executives. The per-share fair values of restricted stock awards for 2012 and 2013 are equal to the average of the high and low trading prices of Fulton common stock on the date the shares were awarded. The per-share grant date fair value for Performance Shares granted in 2014 with non-market based performance conditions is based on the closing price of Fulton common stock on the date the shares were awarded, or $12.61. The per-share grant date fair value for Performance Shares with market based conditions is estimated based on the use of a Monte Carlo valuation methodology, which resulted in a per-share grant date fair value of $10.33. The weighted average per-share grant date fair value of all Performance Shares granted was $11.755. For additional information concerning the valuation of Performance Shares with market based conditions, including the assumptions made in determining that valuation, see Fulton’s Annual Report on Form 10-K for the year ended December 31, 2014, Item 8 – Financial Statements and Supplementary Data, “Note O – Stock-Based Compensation Plans.” The grant date fair value for Performance Shares granted in 2014 is based on the probable outcomes of the performance conditions as determined in accordance with FASB ASC Topic 718. The grant date fair value of the Performance Shares granted in 2014, assuming the highest level of performance conditions is met, would have been $1,441,962 for Mr. Wenger, $408,545 for Mr. Barrett, $395,085 for Mr. Shreiner, $365,451 for Mr. Roda and $438,532 for Mr. Rohrbaugh. The per-share grant date fair value of shares awarded on March 30, 2012, (April 1, 2012 was not a trading day) and April 1, 2013 were $10.475 and $11.58, respectively.

The number of restricted stock shares awarded to Messrs. Wenger, Shreiner and Roda on April 1, 2012 was 23,928, 17,396 and 16,774, respectively. The number of restricted stock shares awarded to Messrs. Wenger, Shreiner and Roda on April 1, 2013 was 31,161, 22,654 and 21,844, respectively. The number of Performance Shares awarded to Messrs. Wenger, Barrett, Shreiner, Roda and Rohrbaugh on April 1, 2014 was 89,214, 25,277, 24,444, 22,611 and 27,132, respectively.

5 The HR Committee did not award Mr. Rohrbaugh an annual stock award in 2013 because he received a restricted stock award of 20,000 restricted shares, with a fair value of $9.805 per share, granted on November 1, 2012 in connection with his acceptance of employment with Fulton. The stock award granted to Mr. Barrett in 2013 represents 30,000 shares of restricted stock, with a fair value of $13.10 per share, granted on December 2, 2013 in connection with this acceptance of employment with Fulton.

6 Fulton did not award options in 2012, 2013 and 2014 to the Executives and there were no forfeitures of options during 2012, 2013 or 2014 by any of the Executives. The 2002 grant, expired in 2012, including the following number of options by Executive: Wenger – 19,898; Shreiner – 21,706; and Roda – 14,471. The 2003 grant, expired in 2013, including the following number of options by Executive: Wenger – 20,673; Shreiner – 20,673; and Roda – 16,538. The 2004 grant expired in 2014, including the following number of options by Executive: Wenger – 45,939; Shreiner – 45,939; and Roda – 28,876.

7 The 2013 cash incentive payment to Mr. Barrett was adjusted to reflect his employment by Fulton for only the final two months of 2013. These Annual Cash Incentive Awards are substantially based on a scorecard results as described further on page 31.

8 Fulton has determined that the Executives did not receive above-market earnings on their nonqualified deferred compensation accounts, and therefore, such earnings are not required to be reported in this table column for 2012, 2013 or 2014. All participants in the nonqualified deferred compensation plan, which also includes senior managers other than the Executives, are permitted to select various investment options listed in footnote 2 of the “Nonqualified Deferred Compensation Table” on page 47. The rate of return for an individual participant’s account is based on the performance of the various investment options selected by each participant.

9 All Other Compensation includes Fulton’s payments for qualified profit sharing plan contributions, qualified employer matching contributions, nonqualified profit sharing plan contributions, nonqualified employer matching contributions, club membership fees, use of company provided automobiles, certain travel expenses where spouses traveled with the Executives and attended Fulton events, plus other personal benefits received by each of the Executives. The methodology used to calculate the aggregate incremental cost of perquisites and other personal benefits was to use the amount disbursed for the items. Where a benefit involved assets owned by Fulton, an estimate of the incremental cost was used. Amounts for vehicles include the personal use and other financial benefit the Executive received for an automobile as reported on their W-2. During 2014, Mr. Barrett received a total of $181,172 for relocation benefits pursuant to his employment agreement dated November 4, 2013 which provided for the reimbursement of temporary housing, home-finding trips, payment of all moving costs, and appropriate tax gross-up to accommodate for the taxation of any income. The breakdown and total of all other compensation for each Executive for 2012, 2013 and 2014 is shown in the table below. The “Other Perquisites” column in the table below includes personal travel, employee service awards paid to all employees for achieving certain years of service and other small benefits that individually are less than ten percent of all perquisites received by the Executive.

		Qualified	Nonqualified	Club	Automobile	Other	Total All Other
Name	Year	Retirement	Retirement	Memberships	Perquisites	Perquisites	Compensation
		Plan Company	Plan Company
		Contribution	Contribution
		($)	($)	($)	($)	($)	($)
E. Philip Wenger	2014	19,500	89,805	16,970	3,527	2,727	132,529
	2013	25,500	100,564	16,978	2,921	1,235	147,198
	2012	25,000	67,040	16,759	2,945	6,636	118,380
Patrick S. Barrett	2014	0	2,486	3,544	3,074	182,072	191,176
	2013	0	0	0	0	0	0
	2012	-	-	-	-	-	-
James E. Shreiner	2014	19,500	22,982	12,670	10,571	3,416	69,139
	2013	25,500	38,504	12,894	1,038	2,033	79,969
	2012	25,000	37,177	12,498	2,836	972	78,483
Craig A. Roda	2014	19,500	20,492	14,734	3,122	7,706	65,554
	2013	25,500	34,438	12,958	3,113	847	76,856
	2012	25,000	34,406	14,259	3,357	760	77,782
Philmer H. Rohrbaugh	2014	0	0	13,083	0	750	13,833
	2013	0	0	45,055	0	2,248	47,303
	2012	0	0	0	0	2,790	2,790

10 Effective December 31, 2013, Charles J. Nugent retired as Fulton’s Chief Financial Officer. Effective January 1, 2014, Patrick S. Barrett became Fulton’s Chief Financial Officer following Mr. Nugent’s retirement. Mr. Barrett was hired and first became an Executive officer effective November 4, 2013, and pursuant to SEC rules, compensation for 2012 is not included.

11 Effective December 31, 2014, Mr. Shreiner retired as an Executive Officer of Fulton.

12 Mr. Rohrbaugh was hired and first became an Executive officer effective November 1, 2012, and the compensation for 2012 is for the two months he was employed in 2012.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant	Approval	Estimated Future or Possible			Estimated Future or Possible			All Other	All Other	Exercise	Grant
	Date	Date [1]	Payouts Under Non-Equity			Payouts Under Equity			Stock	Option	or Base	Date Fair
			Incentive Plan Awards [2]			Incentive Plan Awards [3]			Awards:	Awards:	Price of	Value of
			Threshold	Target	Maximum	Threshold	Target	Maximum	Number	Number of	Option	Stock and
									of Shares	Securities	Awards	Option
									of Stock	Underlying		Awards
									or Units	Options
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
E. Philip Wenger	4/1/2014	3/17/2014	-	-	-	22,304	89,214	122,668	-	-	-	1,048,711
E. Philip Wenger	-	3/17/2014	202,623	810,490	1,215,735	-	-	-	-	-	-	-
Patrick S. Barrett	4/1/2014	3/17/2014	-	-	-	6,319	25,277	34,755	-	-	-	297,131
Patrick S. Barrett	-	3/17/2014	55,726	222,905	334,357	-	-	-	-	-	-	-
James E. Shreiner	4/1/2014	3/17/2014	-	-	-	6,110	24,444	33,610	-	-	-	287,338
James E. Shreiner	-	3/17/2014	54,024	216,096	324,144	-		-	-	-	-	-
Craig A. Roda	4/1/2014	3/17/2014	-	-	-	5,653	22,611	31,089	-	-	-	265,793
Craig A. Roda	-	3/17/2014	50,348	201,391	302,087	-	-	-	-	-	-	-
Philmer H. Rohrbaugh	4/1/2014	3/17/2014	-	-	-	6,782	27,132	37,306	-	-	-	318,936
Philmer H. Rohrbaugh	-	3/17/2014	60,414	241,657	362,486	-	-	-	-	-	-	-
____________________

1 Fulton approved the grants of Performance Shares at the March 2014 HR Committee and Board of Directors meetings, pursuant to the 2013 Plan, with a grant date of April 1, 2014. Fulton also approved a non-equity incentive plan award under the 2013 Plan on March 17, 2014.

2 The Executives were eligible to receive an Annual Cash Incentive Award for 2014 pursuant to the 2013 Plan that is discussed on page 31.

3 The amounts in this column represent the Performance Shares granted to the Executives on April 1, 2014 and the number of Performance Shares granted was based on the April 1, 2014 closing price of $12.61. Performance Shares may become earned and vested based on the actual performance level achieved over a three-year performance period with respect to the following performance measures: (i) 37.5% of the Performance Share will become earned and vested based on the actual performance level achieved with respect to absolute ROA of Fulton for the period of January 1, 2014 through December 31, 2014 and the Profit Trigger; (ii) 37.5% of the Performance Share will become earned and vested based on the actual performance level achieved with respect to Three-Year Relative TSR for the period of April 1, 2014 through March 31, 2017; and (iii) the balance vested based on the actual performance level achieved with respect to the Profit Trigger. The actual number of Performance Share units earned and vested will be based on the actual performance level and will be interpolated on a straight-line basis for pro-rata achievement of the performance goals, if applicable, rounded down to the nearest whole number. Performance Shares also accrue dividends which will be added to the award upon vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards [1]					Stock Awards [2]
Name	Number of	Number of	Equity	Option	Option	Number	Market	Equity	Equity
	Securities	Securities	Incentive	Exercise	Expiration	of Shares	Value of	Incentive	Incentive
	Underlying	Underlying	Plan	Price	Date	or Units of	Shares or	Plan	Plan
	Unexercised	Unexercised	Awards:	($)		Stock That	Units of	Awards:	Awards:
	Options	Options	Number of			Have Not	Stock That	Number of	Market
	(#)	(#)	Securities			Vested	Have Not	Unearned	or Payout
	Exercisable	Unexercisable	Underlying			(#) [3]	Vested	Shares,	Value of
			Unexercised				($) [4]	Units or	Unearned
			Unearned					Other	Shares,
			Options					Rights	Units or
			(#)					That Have	Other
								Not Vested	Rights That
								(#) [5]	Have Not
									Vested
									($) [6]
E. Philip Wenger	40,687	0	0	17.12	6/30/2015	-	-	-	-
E. Philip Wenger	24,000	0	0	15.89	6/30/2016	-	-	-	-
E. Philip Wenger	24,000	0	0	14.415	6/30/2017	-	-	-	-
E. Philip Wenger	10,296	0	0	9.965	6/30/2018	-	-	-	-
E. Philip Wenger	-	-	-	-	-	58,605	724,358	-	-
E. Philip Wenger	-	-	-	-	-	-	-	89,214	1,102,685
Patrick S. Barrett	-	-	-	-	-	30,865	381,491	-	-
Patrick S. Barrett	-	-	-	-	-	-	-	25,277	312,424
James E. Shreiner	40,687	0	0	17.12	6/30/2015	-	-	-	-
James E. Shreiner	24,000	0	0	15.89	6/30/2016	-	-	-	-
James E. Shreiner	24,000	0	0	14.415	6/30/2017	-	-	-	-
James E. Shreiner	10,296	0	0	9.965	6/30/2018	-	-	-	-
James E. Shreiner	-	-	-	-	-	35,155	434,516	-	-
James E. Shreiner	-	-	-	-	-	-	-	24,444	302,128
Craig A. Roda	21,000	0	0	17.12	6/30/2015	-	-	-	-
Craig A. Roda	16,000	0	0	15.89	6/30/2016	-	-	-	-
Craig A. Roda	18,000	0	0	14.415	6/30/2017	-	-	-	-
Craig A. Roda	7,722	0	0	9.965	6/30/2018	-	-	-	-
Craig A. Roda	15,958	0	0	10.88	6/30/2021	-	-	-	-
Craig A. Roda	-	-	-	-	-	41,083	507,786	-	-
Craig A. Roda	-	-	-	-	-	-	-	22,611	279,472
Philmer H. Rohrbaugh	-	-	-	-	-	21,175	261,723	-	-
Philmer H. Rohrbaugh	-	-	-	-	-	-	-	27,132	335,352

____________________

1 The number of securities underlying the options and the option exercise price has been adjusted for stock dividends and stock splits, if any, which have occurred since the option grant date.

2 Restricted stock awards listed were granted April 1, 2012 and April 1, 2013. Pursuant to the 2013 Plan, dividends paid by Fulton on restricted stock awards are reinvested and subject to the same restrictions as the original award. Therefore, the number of securities underlying the restricted stock awards has been adjusted as of December 31, 2014 for dividends that have accrued since the grant date. As of December 31, 2014, the dividends reflected in the restricted stock awards to Messrs. Wenger, Barrett, Shreiner, Roda and Rohrbaugh were: 3,516, 865, 4,895, 2,465, and 1,175, respectively.

3 The restricted stock awards cliff-vest (100%) three years from the date of the original grant. Shares listed are as of December 31, 2014. Mr. Shreiner’s unvested restricted stock awards, the original award and all accrued dividends, vested upon his retirement on December 31, 2014.

4 Market value of restricted shares awarded in 2013 and 2012 is based on the December 31, 2014 closing price of $12.36.

5 Shares represent the number of Performance Shares issued to the Executives in 2014 on April 1, 2014, without any accrued dividends, pursuant to the 2013 Plan. Mr. Shreiner’s Performance Shares did not vest upon his retirement on December 31, 2014.

6 Market value of Performance Shares shown is based on the December 31, 2014 closing price of $12.36.

OPTION EXERCISES AND STOCK VESTED TABLE 1

	Option Awards		Stock Awards
Name	Number of	Value Realized	Number of	Value Realized
	Shares	on Exercise	Shares	on Vesting [2]
	Acquired		Acquired
	on Exercise		on Vesting
	(#)	($)	(#)	($)
E. Philip Wenger	0	0	22,882	286,826
Patrick S. Barrett	0	0	0	0
James E. Shreiner	0	0	79,498	993,695
Craig A. Roda	0	0	5,758	72,177
Philmer H. Rohrbaugh	0	0	0	0
____________________

1 Except for Messrs. Barrett and Rohrbaugh, all of the Executives had restricted stock that vested during 2014.

2 Shares that vested on July 1, 2014 for Messrs. Wenger, Shreiner and Roda were valued at $12.535 per share, the average of the high and low trading price on July 1, 2014. Mr. Shreiner retired on December 31, 2014, and 35,155 of his shares vested upon retirement and were valued at 12.455 per share, at the average of the high and low trading price on December 31, 2014.

PENSION BENEFITS TABLE 1

Name	Plan Name	Number of Years	Present	Payments During
		Credited Service	Value of Accumulated	Last Fiscal Year
Benefit
		(#)	($)	($)
E. Philip Wenger	NA	-	-	-
Patrick S. Barrett	NA	-	-	-
James E. Shreiner	NA	-	-	-
Craig A. Roda	NA	-	-	-
Philmer H. Rohrbaugh	NA	-	-	-
____________________

1 In 2014, none of the Executives participated in or had an account balance in any qualified or nonqualified defined benefit plans sponsored by Fulton or any Fulton subsidiary bank.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive	Registrant	Aggregate Earnings	Aggregate	Aggregate Balance
	Contributions in Last	Contributions in Last	in Last FY [2]	Withdrawals/	at Last FYE [3]
	FY	FY [1]		Distributions
	($)	($)	($)	($)	($)
E. Philip Wenger	59,844	89,805	40,005	0	754,839
Patrick S. Barrett	14,675	2,486	342	0	17,503
James E. Shreiner	113,935	22,982	33,205	0	498,130
Craig A. Roda	18,540	20,492	10,674	0	249,532
Philmer H. Rohrbaugh	0	0	0	0	0
____________________

1 Fulton’s contributions toward nonqualified deferred compensation for each of the Executives are listed in this column. See the table contained in footnote 9 of the “Summary Compensation Table” on page 41. Amounts listed as registrant contributions in this Nonqualified Deferred Compensation Table are also included as part of the Executives’ “Total All Other Compensation” in the Summary Compensation Table. 2014 contributions were credited to each of the Executive’s accounts in early 2015.

2 The Executives direct the investment of their nonqualified deferred compensation contributions into various standard investment options offered from a set menu of investment funds. In 2014, the available investment funds included Federated Total Return Bond Fund (FTRBX), Fidelity Adv Div Intl I (FDVIX), Goldman Sachs Core Fixed Income Inst. Fund (GSFIX), Goldman Sachs Gr Opp I (GGOIX), Goldman Sachs Mid Cap Value Fund (GSMCX), GS Financial Square Gov’t Fund #465 (FGTXX), GS Fin’l Sq Prime Obligations MM Fund #474 (FSMXX), MFS Research International Fund I (MRSIX), MFS Value Fund I (MEIIX), PIMCO Real Return Fund (PRTNX), T. Rowe Price Gr Stk (PRGFX), Vanguard 500 Index Fund Adm (VFIAX), Vanguard Mid Cap Index Adm, Blend (VIMAX), Vanguard Short Term Bond Index Fund (VBIRX), Vanguard Small Cap Growth Fund Adm (VSGAX), Vanguard Small Cap Index Fund Adm (VSMAX), Vanguard Small Cap Value Fund Adm (VSIAX), Vanguard STAR Fund (VGSTX) and Vanguard Windsor II Adm (VWNAX). The Executives may change their individual elections by completing a new election form. A discussion of the Deferred Compensation Agreements and Defined Benefit Pension Plans are included on page 36.

3 Balances include the 2014 contributions made by Fulton and credited to the Executives’ accounts in early 2015.

POTENTIAL PAYMENTS UPON TERMINATION
AND GOLDEN PARACHUTE COMPENSATION TABLE

Name	Cash ($)	Equity ($)	Pension/NQDC ($)	Perquisites/	Tax	Other ($)	Total ($)
				Benefits ($)	Reimbursement ($)
Voluntary Termination [1] or Termination for Cause as of December 31, 2014 2 3
E. Philip Wenger	0	24,659	0	0	0	0	24,659
Patrick S. Barrett	0	0	0	0	0	0	0
Craig A. Roda	0	42,112	0	0	0	0	42,112
Philmer H. Rohrbaugh	0	0	0	0	0	0	0
Termination Without Cause or for Good Reason – Before a Change in Control as of December 31, 2014 4 5
E. Philip Wenger	924,750	24,659	0	12,000	0	0	961,409
Patrick S. Barrett	430,844	0	0	12,000	0	0	442,844
Craig A. Roda	390,630	42,112	0	12,000	0	0	444,742
Philmer H. Rohrbaugh	468,733	0	0	12,000	0	0	480,733
Termination Without Cause or for Good Reason - Upon or After a Change in Control as of December 31, 2014 6 7 8 9
E. Philip Wenger	2,856,240	1,851,702	214,218	74,000	1,053,596	0	6,049,756
Patrick S. Barrett	1,062,302	693,915	79,672	74,000	0	0	1,909,889
Craig A. Roda	1,175,026	829,370	88,126	74,000	0	0	2,166,522
Philmer H. Rohrbaugh	1,239,714	597,075	92,978	74,000	0	0	2,003,767
Termination Due to Retirement as of December 31, 2014 10 11
E. Philip Wenger	0	749,017	0	1,075	0	0	750,092
Patrick S. Barrett	0	381,491	0	375	0	0	381,866
James E. Shreiner [12]	0	459,175	0	975	0	0	460,150
Craig A. Roda	0	549,898	0	1,050	0	0	550,948
Philmer H. Rohrbaugh	0	261,723	0	250	0	0	261,973
Termination Due to Disability as of December 31, 2014 13 14
E. Philip Wenger	1,017,225	1,851,702	0	0	0	0	2,868,927
Patrick S. Barrett	473,928	693,915	0	0	0	0	1,167,843
Craig A. Roda	429,693	829,370	0	0	0	0	1,259,063
Philmer H. Rohrbaugh	515,606	597,075	0	0	0	0	1,112,681
Termination Due to Death as of December 31, 2014 15 16
E. Philip Wenger	1,849,500	1,851,702	0	0	1,433,830	0	5,135,032
Patrick S. Barrett	861,688	693,915	0	0	668,026	0	2,223,629
Craig A. Roda	781,260	829,370	0	0	605,674	0	2,216,304
Philmer H. Rohrbaugh	937,466	597,075	0	0	726,773	0	2,261,314
____________________

1 Voluntary Termination: In the event an Executive’s employment is voluntarily terminated by the Executive other than for “Good Reason,” which is defined in the Employment Agreement and described in footnote 4 below, Fulton’s obligations are limited to the payment of the Executive’s base salary through the effective date of the Executive’s termination date, together with any applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. No other payments are required, and under the 2013

Plan, unvested stock options, Performance Shares and unvested restricted stock grants are forfeited by the Executive as a result of voluntary termination. The amount listed under Equity is the value of the Executive’s vested and “in the money” stock options as of December 31, 2014 based on Fulton’s closing price of $12.36.

2 Termination for Cause: If an Executive’s employment is terminated for “Cause,” Fulton is not obligated to make any further payments to the Executive under the Employment Agreement, other than amounts (including salary, expense reimbursement, etc.) accrued under the Employment Agreements as of the date of such termination. Under the 2013 Plan, unexercised stock options, Performance Shares and unvested restricted stock grants are forfeited by an Executive terminated for Cause, which is defined in the Employment Agreement to include an act of dishonesty constituting a felony, use of alcohol or other drugs which interferes with the performance by the Executive of the Executive’s duties, intentional refusal by the Executive to perform duties, or conduct that brings public discredit on, or injures the reputation of, Fulton.

3 The value listed under Equity is the value of the Executive’s vested and “in the money” stock options as of December 31, 2014 based on Fulton’s closing price of $12.36.

4 Termination Without Cause or for Good Reason – Before a Change in Control: If an Executive terminates the Executive’s employment for Good Reason or his employment is terminated by Fulton “Without Cause,” the Executive is entitled to receive his base salary for a specified period of time and in the sole discretion of Fulton, the Executive also may receive an additional cash bonus. For the Executives in this section, that period is one (1) year. The Executive also would continue to participate in employee health and other benefit plans for which the Executive is eligible during the specified time period. If the Executive is not eligible to continue to participate in any employee benefit plan, the Executive will be compensated on an annual basis, in advance, for such plan at Fulton’s cost plus any permitted gross up for any taxes applicable thereto. Under the 2013 Plan, unexercised stock options and unvested restricted stock grants are forfeited by an Executive terminated Without Cause or for Good Reason. Good Reason is defined in the Employment Agreement to include a breach by Fulton of its material obligations without remedy, a significant change in the Executive’s authority, duties, compensation or benefits, or a relocation of the Executive outside a certain distance from where he previously was based. Without Cause is defined in the Employment Agreement to include any reason other than for Cause.

5 Cash amount listed for each Executive includes a severance payment based on the Executive’s 2014 base salary times the applicable multiple. The amounts listed under Cash assume no discretionary bonus was paid to the Executives by Fulton. Equity amounts listed are the value of vested stock options as of December 31, 2014. Perquisites/Benefits include a monthly estimate of $1,000 for the value of health and benefit expenses paid by Fulton for the severance period attributed to each Executive.

6 Termination Without Cause or for Good Reason – Upon or After a Change in Control: The Executives and other employees have contributed to the building of Fulton into the successful enterprise it is today, and Fulton believes that it is important to protect them in the event of a “Change in Control.” Further, Fulton believes that the interests of shareholders will be best served if the interests of the Executives are aligned with them, and providing Change in Control benefits should eliminate or mitigate any reluctance of the Executives to pursue potential Change in Control transactions that may be in the best interests of shareholders. Based on a review in 2006 by the Hay Group, Fulton’s Compensation Consultant at the time, of typical Change in Control provisions offered by Fulton’s peers and the recommendation of the Hay Group, Fulton determined that the potential Change in Control benefits it offers the Executives are typical for the financial services industry and reasonable relative to the overall value of Fulton.

A Change in Control is defined in the Employment Agreements to include the acquisition of the beneficial ownership of more than 50% of the total fair market value or voting power of the stock of Fulton by any one person or group of persons acting in concert; a change in the composition of the Board of Directors of Fulton during any period of twelve (12) consecutive months such that a majority of the Board of Directors is replaced by Directors whose appointment was not endorsed by a majority of the Board of Directors before such appointment or election; the acquisition by any person or group of persons acting in concert during any twelve (12) month period of 30% or more of the total voting power of the stock of Fulton or of 40% or more of the total assets (on a gross fair value basis) of Fulton. If, during the period beginning ninety (90) days before a Change in Control and ending two (2) years after such Change in Control, an Executive is terminated by Fulton Without Cause or an Executive resigns for Good Reason, Fulton is required to pay the Executive two (2) times the sum of the Executive’s: (i) annual base salary immediately before the Change in Control; and (ii) the highest annual cash bonus or other incentive compensation awarded to the Executive over the prior three (3) years. The Executive also is entitled to receive: (i) an amount equal to that portion of Fulton’s retirement plan, 401(k) plan or deferred compensation plan contributions for the Executive which were not vested, plus the amount of any federal, state or local income taxes due on such amount; (ii) payment of up to $10,000 for outplacement services; and (iii) continuation of other employee benefits to the same extent provided to employees generally for a period of two (2) years. If the Executive is not eligible to continue to participate in any employee benefit plan, the Executive will be compensated on an annual basis, in advance, for such plan at Fulton’s cost plus any permitted gross up for any taxes applicable thereto.

Only Mr. Wenger’s Employment Agreement provides that, in the event any payment or distribution by Fulton to or for the benefit of Mr. Wenger would be subject to excise tax as a Golden Parachute, Mr. Wenger will be entitled to receive an additional payment equal to the total excise tax imposed. The determination that a “gross up” payment is required and its amount is to be made by a tax adviser and Fulton is responsible for the adviser’s fees and expenses. Fulton’s Compensation Consultant advised the HR Committee in 2006 that this “gross up provision” was a typical provision in such agreements. In keeping with Fulton’s objective to offer a competitive contract when they were offered, this provision was included in the Employment Agreements in 2006, but more recent agreements, such as the agreements with Messrs. Barrett, Roda and Mr. Rohrbaugh, do not contain a “gross up provision”.

Generally, the 2013 Plan provides for vesting of unvested stock options and restricted shares upon a Change in Control. However, with respect to Performance Shares, in the event of a Change in Control, all incomplete performance periods in respect of such Performance Shares in effect on the date the Change in Control occurs shall end on the date of such change and the HR Committee shall (i) determine the extent to which Performance Goals with respect to each such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant and (ii) cause to be paid to the Executives partial or full Performance Shares with respect to performance goals for each such performance period based upon the HR Committee’s determination of the degree of attainment of performance goals or, if not determinable, assuming that the applicable “target” levels of performance have been attained. The table assumes the target award of Performance Shares based on $12.36 per share price and the number of Performance Shares outstanding as of December 31, 2014.

7 Cash amounts listed are two (2) times 2014 base salary and highest Annual Cash Incentive Awards paid for the last three (3) years for each Executive. The Cash amount for Mr. Roda has been reduced by $50,182 pursuant to the terms of his Employment Agreements to the extent required to avoid a federal excise tax imposition pursuant to the regulations promulgated under Section 280G of the Tax Code. Equity amount is the value of all “in the money” stock options and restricted stock as of December 31, 2014. Perquisites/Benefits include $10,000 for outplacement services, $1,000 per month during the severance period for the value of health and benefit expenses paid by Fulton, $20,000 per year for club memberships, vehicle and other expenses paid by Fulton for the severance period attributed to each Executive.

8 Amount listed under Pension/NQDC represents the aggregate dollar value of Fulton’s contributions to the 401(k) Plan and other retirement benefits as a result of this termination event.

9 Only Mr. Wenger is eligible to receive tax reimbursement for any excise tax imposed for this termination event pursuant to his Employment Agreement. The amounts under Tax Reimbursements were calculated as of December 31, 2014.

10 Termination Due to Retirement: In the event an Executive terminates his employment due to retirement upon attaining age sixty-five (65), Fulton is obligated to pay the Executive’s base salary through the effective date of the Executive’s retirement, together with any applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. Fulton would have no further obligation under the Employment Agreement; however, assuming that each Executive attained the age of sixty-five (65) and retired as of December 31, 2014, each would have received a lump sum payment of $25 for each year of service as of December 31, 2014; a payment made to all retiring employees.

In the event an Executive terminates employment due to retirement upon attaining age sixty (60), and the Executive has ten (10) or more years of consecutive service with Fulton, unvested stock options and restricted shares awarded under Fulton’s plans would automatically vest. Pursuant to the 2013 Plan, the Performance Shares do not automatically vest upon retirement, but subject to review by the HR Committee, performance continues to be measured and the shares may vest based on the original vesting schedule according to the performance level actually achieved, and are not included. Assuming that all the Executives attained the age of sixty (60) with at least ten (10) years of service and retired as of December 31, 2014, their stock options were valued at the $12.36 closing price of Fulton common stock on December 31, 2014. The Executives would have two (2) years from the date of retirement to exercise their stock options in accordance with the terms of their awards.

11 Equity amount is the value of all “in the money” stock options and restricted stock as of December 31, 2014.

12 Mr. Shreiner retired as an Executive of Fulton effective on December 31, 2014, and other termination events are not provided as a result.

13 Termination Due to Disability: Following an Executive’s “Disability”, defined in the Employment Agreements to be a medically determinable physical or medical impairment that is expected to result in death or to last for at least twelve (12) months, and that either renders the Executive unable to engage in any substantial gainful activity or qualifies the Executive for benefits under a Fulton disability plan, the employment of the Executive would terminate automatically, in which event Fulton is not thereafter obligated to make any further payments under the Employment Agreement, other than amounts (including salary, expense reimbursement, etc.) accrued as of the date of such termination, plus an amount equal to at least six months’ base salary in effect immediately prior to the date of the Disability. After this six (6) month salary continuation period, for as long as the Executive continues to be disabled, the Executive will continue to receive at least 60% of the Executive’s base salary until the earlier of the Executive’s death or December 31 of the calendar year in which the Executive attains age sixty-five (65). To the extent it does not duplicate benefits already being provided, an Executive will also receive those benefits customarily provided by Fulton to disabled former employees, which benefits shall include, but are not limited to, life, medical, health, accident insurance and a survivor’s income benefit.

14 Cash amount for all the Executives is six (6) months at full salary, then 60% of salary for next twelve (12) months. Perquisites/Benefits include a monthly estimate of $1,000 for the value of health and benefit expenses paid by Fulton for 18 months. Equity amount is the value of all “in the money” stock options, Performance Share and restricted stock as of December 31, 2014. In the event an Executive terminates employment due to disability, unvested options, Performance Shares and restricted shares awarded under Fulton’s option plans would automatically vest. Equity for each Executive were valued at the $12.36 closing price of Fulton common stock on December 31, 2014. The Executives would have one (1) year from the date of disability to exercise their stock options in accordance with the terms of their awards.

15 Termination Due to Death: In the event of a termination of employment as a result of an Executive’s death, the Executive’s dependents, beneficiaries or estate, as the case may be, would receive such survivor’s income and other benefits as they may be entitled to under the terms of Fulton’s benefit programs, which includes the Survivors Benefit Life Insurance and twice base salary amount plus taxes due as a result of the payment under the Death Benefit Agreement described on page 36.

16 Equity amount is the value of all “in the money” stock options, Performance Share and restricted stock as of December 31, 2014. In the event an Executive terminates employment due to death, unvested options, Performance Shares and restricted shares awarded under Fulton’s option plans would automatically vest. Equity for each Executive were valued at the $12.36 closing price of Fulton common stock on December 31, 2014. The Executives estate would have one (1) year from the date of death exercise their stock options in accordance with the terms of their awards.

NON-BINDING SAY-ON-PAY RESOLUTION TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS – PROPOSAL TWO

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act”, Fulton is providing its shareholders with the opportunity to vote on an advisory (non-binding) resolution at the 2015 Annual Meeting to approve Fulton’s executive compensation as described in the Compensation Discussion and Analysis, the tabular disclosures of the Named Executive Officers’ compensation (“Compensation Tables”), and other related information in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” Proposal, gives shareholders the opportunity to endorse or not endorse Fulton’s Executive pay program. At Fulton’s 2014 Annual Meeting, Fulton presented a similar proposal to its shareholders and, approximately 96% of the shareholders who cast a vote on this issue voted in favor of, and approved, Fulton’s 2014 Say-on-Pay proposal. The HR Committee considered the number of votes cast in favor of Fulton’s 2014 Say-on-Pay proposal to be a positive endorsement of Fulton’s current pay programs and practices. Fulton will continue to monitor the level of support for each Say-on-Pay proposal. However, because the shareholder vote is not binding, the outcome of the 2015 vote, or any future vote, may not be construed as overruling any decision by Fulton’s Board of Directors or HR Committee regarding executive compensation.

In 2011, Fulton submitted to shareholders a non-binding proposal, asking shareholders whether Fulton should submit its Say-on-Pay proposal to shareholders every one (1), two (2) or three (3) years. This type of proposal is commonly known as a “Say-When-on-Pay” proposal. The shareholders approved Fulton’s recommendation that the Say-on-Pay proposal should be submitted to shareholders on an annual basis. Although Fulton believes that having an annual Say-on-Pay vote is appropriate for 2015, Fulton’s HR Committee and Board of Directors will continue to evaluate the frequency of the non-binding Say-on-Pay proposal and might recommend that shareholders approve a different frequency in the future. Under current SEC rules, publicly traded companies are required, no less frequently than once every six (6) years, to provide for a separate shareholder Say-When-on-Pay advisory vote in proxy statements for annual meetings to determine whether the Say-on-Pay vote will occur every one (1), two (2) or three (3) years. Fulton anticipates submitting a new “Say-When-on-Pay” proposal to shareholders on or before Fulton’s Annual Meeting of Shareholders in 2017.

As further described in the “Compensation Discussion and Analysis” section of this Proxy Statement, starting on page 23, Fulton’s executive compensation philosophy and program are intended to achieve three (3) objectives: (i) align interests of the Executives with shareholder interests; (ii) link the Executives’ pay to performance; and (iii) attract, motivate and retain executive talent. Fulton’s Executive compensation program currently includes a mix of base salary, incentive bonus, equity-based plans, retirement plans, health plans and other benefits. Fulton believes that its compensation program, policies and procedures are reasonable and appropriate and compare favorably with the compensation programs, policies and procedures of its peers.

The Board of Directors recommends that shareholders, in a non-binding proposal, vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to Fulton’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the Compensation Tables and any related material contained in this Proxy Statement, is hereby APPROVED.”

Approval of the non-binding resolution regarding the compensation of the Named Executive Officers would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect the determination as to whether the proposal is approved.

Because your vote is advisory, it will not be binding upon Fulton. However, Fulton’s HR Committee and Board of Directors will take into account the outcome of the vote when considering future Executive compensation arrangements, but no determination has been made as to what action, if any, the HR Committee or Board of Directors might take if shareholders do not approve this advisory proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the non-binding resolution to approve the compensation of the Named Executive Officers.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

For the years ended December 31, 2014 and December 31, 2013, Fulton engaged KPMG LLP (“KPMG”), independent registered public accountants, to audit Fulton’s financial statements. The fees incurred for services rendered by KPMG for the years ended December 31, 2014 and 2013 are summarized in the following table:

	2014	2013
Audit Fees – Annual Audit and Quarterly Reviews (1)	$1,456,000	$1,809,500
Audit Fees – Issuance of Comfort Letters and Consents	338,000	26,000
Audit Fees – Statutory Audit	42,000	46,640

Audit Fees Subtotal	1,836,000	1,882,140

Audit Related Fees (2)	95,900	106,020
Tax Fees (3)	105,590	78,560
All Other Fees (4)	1,738,020	82,150

TOTAL	$3,775,510	$2,148,870
____________________

(1) Amounts presented for 2014 are based upon the audit engagement letter and additional fees paid. Final billings for 2014 may differ.

(2) Fees paid for a required agreed-upon procedures report related to student lending and audits of financial statements of certain employee benefits plans.

(3) Includes fees rendered in connection with tax services relating to Federal and state tax matters and the Foreign Account Tax Compliance Act (FATCA).

(4) 2014 fees paid for data validation related to BSA/AML. 2013 fees paid related to a review of merger and acquisition and risk assessment processes.

The appointment of KPMG for the fiscal year ended December 31, 2015 was approved by the Audit Committee of the Board of Directors of Fulton at a meeting on February 23, 2015. Representatives of KPMG are expected to be present at the 2015 Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee has carefully considered whether the provision of the non-audit services described above, which were performed by KPMG in 2014 and 2013, would be incompatible with maintaining the independence of KPMG in performing its audit services and has determined that, in its judgment, the independence of KPMG has not been compromised.

All fees paid to KPMG in 2014 and 2013 were pre-approved by the Audit Committee. The Audit Committee pre-approves all auditing and permitted non-auditing services, including the fees and terms thereof, to be performed by its independent auditor, subject to the de minimus exceptions for non-auditing services permitted by the Exchange Act. However, these types of services are approved prior to completion of the services. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services. Any decisions of such subcommittees to grant pre-approvals are presented to the full Audit Committee for ratification at its next scheduled meeting.

Based on its review and discussion of the audited 2014 financial statements of Fulton with management and KPMG, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for filing with the SEC. A copy of the report of the Audit Committee of its findings that resulted from its financial reporting oversight responsibilities is attached as Exhibit A.

RATIFICATION OF INDEPENDENT AUDITOR – PROPOSAL THREE

Fulton’s Audit Committee has selected the firm of KPMG to continue as Fulton’s independent auditor for the fiscal year ending December 31, 2015. Although shareholder approval of the selection of KPMG is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection as is a common practice with other publicly traded companies. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG as Fulton’s independent auditor for the fiscal year ending December 31, 2015. If Fulton’s shareholders do not approve this proposal at the 2015 Annual Meeting, the Audit Committee will consider the results of the shareholder vote on this proposal when selecting an independent auditor for 2015, but no determination has been made as to what action, if any, the Audit Committee would take if shareholders do not ratify the appointment of KPMG.

KPMG has conducted the audit of the financial statements of Fulton and its subsidiaries for the years ended December 31, 2002 through 2014. Representatives of KPMG who are expected to be present at the meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as Fulton’s independent auditor for the fiscal year ending December 31, 2015.

ADDITIONAL INFORMATION

A copy of Fulton’s Annual Report on Form 10-K as filed with the SEC, including financial statements, is available without charge to shareholders upon written request addressed to the Corporate Secretary, Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, Pennsylvania 17604.

The Fulton Annual Report on Form 10-K for year-ended December 31, 2014 and this Proxy Statement are posted and available on Fulton’s website at www.fult.com. Copies of the current governance documents and future updates, including but not limited to the Fulton Code of Conduct, Audit Committee Charter, HR Committee Charter, Nominating and Corporate Governance Committee Charter, Risk Committee Charter and Fulton’s Corporate Governance Guidelines, are also posted and available on Fulton’s website at www.fult.com. The contents of our website are not incorporate into this Proxy Statement by provision of this link, or other links in this Proxy Statement.

Only one Proxy Statement is being delivered to multiple security holders sharing an address unless Fulton has received contrary instructions from one or more of the security holders. Fulton will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement to a security holder at a shared address to which a single copy of the document was delivered. Such a request should be made to the Corporate Secretary, Fulton Financial Corporation, P.O. Box 4887, One Penn Square, Lancaster, Pennsylvania 17604, (717) 291-2411. Requests to receive a separate mailing for future Proxy Statements or to limit multiple copies to the same address should be made orally or in writing to the Corporate Secretary at the foregoing address or phone number.

If you would like to reduce the costs incurred by Fulton in mailing proxy material, you can consent to receiving future Proxy Statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please go to www.proxyvote.com and have your proxy card in hand when you access the website, then follow the instructions at www.proxyvote.com to obtain your records and to create an electronic voting instruction form. Follow the instructions for voting by Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

OTHER MATTERS

The Board of Directors of Fulton knows of no matters other than those discussed in this Proxy Statement, which will be presented at the 2015 Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of Fulton.

BY ORDER OF THE BOARD OF DIRECTORS

E. PHILIP WENGER
Chairman of the Board,
Chief Executive Officer and President
Lancaster, Pennsylvania
March 24, 2015

EXHIBIT A

REPORT OF AUDIT COMMITTEE

February 23, 2015

To the Board of Directors of Fulton Financial Corporation:

We have reviewed and discussed with management Fulton Financial Corporation’s audited financial statements as of, and for the year ended, December 31, 2014.

We have discussed with representatives of KPMG LLP, Fulton Financial Corporation’s independent auditor, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees issued by the Public Company Accounting Oversight Board (“PCAOB”).

We have received and reviewed the written disclosures and the letter from the independent auditor required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as amended, by the PCAOB, and has discussed with the auditor the auditor’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Fulton Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014.

John M. Bond, Jr., Chair
George W. Hodges, Vice Chair
Denise L. Devine
Albert Morrison III
Ernest J. Waters

A-1

ATTN: SHAREHOLDER SERVICES
P.O. BOX 4887
ONE PENN SQUARE
LANCASTER, PA 17604

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M85414-P59548	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FULTON FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	John M. Bond, Jr.	☐	☐	☐

	1b.	Lisa Crutchfield	☐	☐	☐

	1c.	Denise L. Devine	☐	☐	☐

	1d.	Patrick J. Freer	☐	☐	☐

	1e.	George W. Hodges	☐	☐	☐

	1f.	Albert Morrison III	☐	☐	☐

	1g.	James R. Moxley III	☐	☐	☐

	1h.	R. Scott Smith, Jr.	☐	☐	☐

	1i.	Gary A. Stewart	☐	☐	☐

	1j.	Ernest J. Waters	☐	☐	☐

	1k.	E. Philip Wenger	☐	☐	☐

		For	Against	Abstain

2.	NON-BINDING “SAY-ON-PAY” RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐

3.	TO RATIFY THE APPOINTMENT OF KPMG LLP, AS FULTON FINANCIAL CORPORATION’S INDEPENDENT AUDITOR FOR FISCAL YEAR ENDING 12/31/2015.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Meeting Time, Date and Location

The meeting will be held at 10:00 a.m. on Tuesday, May 5, 2015 at the Lancaster Marriott at Penn Square, 25 South Queen Street, Lancaster, Pennsylvania. Light refreshments will be available starting at 9:00 a.m., and the business meeting will start promptly at 10:00 a.m.

RSVP

If you will be attending the meeting, please complete the enclosed Annual Meeting Invitation and Reservation Form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document and Meeting Invitation are available at www.proxyvote.com.

M85415-P59548

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FULTON FINANCIAL CORPORATION

This proxy appoints Samuel H. Jones, Jr., Kenneth E. Shenenberger, John R. Merva, or any one of them acting in the absence of the other proxies, with full power of substitution, to represent and vote, as designated on the reverse side, all of the Fulton Financial Corporation Common Stock: (i) held of record by the signer on February 27, 2015 and (ii) which the signer is otherwise entitled to vote, and, in their discretion, to vote upon such other business as may be properly brought before the Annual Meeting of Shareholders to be held on Tuesday, May 5, 2015, at 10:00 a.m., at the Lancaster Marriott at Penn Square, 25 South Queen St., Lancaster, PA, or any adjournment thereof.

This proxy, when properly delivered, will be voted in the manner directed by the shareholder(s). If no direction is made, this proxy will be voted FOR the Election of Directors, FOR the “Say-on-Pay” proposal, and FOR the ratification of the appointment of KPMG LLP.

If shares of Fulton Financial Corporation Common Stock are issued to or held for the account of the person(s) signing on the reverse side (“Plan Participant”) under employee plans and voting rights attached to such shares (any such plans, an “Employee Plan”), the Plan Participant hereby directs the respective fiduciary (“Plan Trustee”) of each applicable Employee Plan to vote all shares of Fulton Financial Corporation Common Stock in the Plan Participant’s name and/or account under such Employee Plan held in the account as of February 27, 2015 in accordance with the instructions given herein, and, in its discretion, to vote upon such other business as may be properly brought before the Annual Meeting, to be held on Tuesday, May 5, 2015, at 10:00 a.m., at the Lancaster Marriott at Penn Square, 25 South Queen St., Lancaster, PA, or any adjournments or postponements thereof.

Employee Plan shares, when this proxy is properly delivered, will be voted by the Plan Trustee in the manner directed by the Plan Participant.

Please use the Internet or touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 4, 2015, which is the deadline to vote the shares through the use of the Internet or telephone. Voting instructions for Employee Plan shares made through the Internet or telephone must be received by 11:59 p.m. Eastern Time on April 30, 2015.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)